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Exhibit 99.1

Unless the context suggests otherwise, references to the "Company," "Mac-Gray," "we," "us," "our" and similar terms refer to Mac-Gray Corporation and its subsidiaries. References to "Web Service Company" refer to Web Service Company, Inc. References to "Web Eastern Region" refer to the assets and business of Web Service Company's operations in 13 eastern and southeastern states and the District of Columbia that Mac-Gray acquired on January 16, 2004, and references to "Web Central Region" refer to the assets and business of the central and northwest regions of Web Service Company that Mac-Gray acquired on January 10, 2005. References to "2004 Acquisition" refer to our acquisition of the Web Eastern Region on January 16, 2004. References to "2005 Acquisition" refer to our acquisition of the Web Central Region on January 10, 2005. We refer to the 2005 Acquisition; the execution of and application of borrowings under the 2005 senior credit facilities in connection with the 2005 Acquisition; the repayment of the obligations under and the termination of our 2003 senior credit facilities; the execution of the amendment to the 2005 senior credit facilities in connection with the potential issuance of senior notes; the issuance of the senior notes to be offered; and the application of estimated net proceeds of $121.0 million from the potential issuance of the senior notes to repay indebtedness under our existing senior credit facility, as the "Transactions." Unless the context indicates otherwise, (1) information presented on a pro forma basis gives effect to the Transactions as if they had occurred on January 1, 2004 and (2) information presented on an as adjusted basis gives effect to the offering of the notes and the application of the proceeds therefrom. We have registered, applied to register or are using the following trademarks: MicroFridge®, MaytagDirect™, LaundryView™, PrecisionWash™, LaundryLinx™, TechLinx™ and Safe Plug™. The following are trademarks of parties other than us: Maytag®, Amana® and Magic Chef®.

Cautionary notice regarding forward-looking statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "could," "should," "seeks," "anticipates" or similar expressions, including their use in the negative, or by discussions of strategies, plans or intentions. Forward-looking statements contained in this document include, in particular, the statements about our plans, strategies and prospects under the headings "Risk factors," "Unaudited pro forma combined financial data," "Management's discussion and analysis of financial condition and results of operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this document are set forth in this document, including under the heading "Risk factors." These factors include, but are not limited to, the following:

•
debt service requirements under our existing and future indebtedness;

•
availability of cash flow to finance capital expenditures;

•
our ability to renew laundry leases with our customers;

•
competition in the laundry facilities management industry;

•
our ability to maintain relationships with our suppliers, including The Maytag Corporation, or Maytag;

•
our ability to consummate acquisitions and successfully integrate the businesses we acquire, including Web Central Region;

•
increases in multi-unit housing sector vacancy rates;

•
our susceptibility to product liability claims;

•
our ability to protect our intellectual property and proprietary rights and create new technology;

•
our ability to retain our key personnel and attract and retain other highly skilled employees;

•
decreases in the value of our intangible assets;

•
our ability to comply with current and future environmental regulations; and

•
actions of our controlling stockholders.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary historical and unaudited pro forma
financial data of Mac-Gray

The following table sets forth our historical and unaudited pro forma financial data for the periods ended and at the dates indicated below. We have derived the summary historical consolidated financial data as of and for the three years ended December 31, 2004 from our audited consolidated financial statements and notes thereto, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We have derived the summary historical consolidated financial data as of and for the six months ended June 30, 2004 and 2005 from our unaudited interim consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The pro forma data set forth below give effect to the Transactions, including the offering of senior notes and the application of the net proceeds therefrom, as if they had occurred on January 1, 2004. We have derived the pro forma combined financial data for the twelve months ended June 30, 2005, by adding the pro forma combined financial data for the year ended December 31, 2004 and the pro forma combined financial data for the six months ended June 30, 2005 and subtracting the pro forma combined financial data for the six months ended June 30, 2004. The pro forma data are unaudited, are for informational purposes only and are not necessarily indicative of what our results of operations or financial condition would have been had the Transactions been completed as of the dates indicated and do not purport to represent what our results of operations or financial condition might be for any future period.

The summary historical consolidated financial data should be read in conjunction with "Selected historical consolidated financial data of Mac-Gray," "Selected historical consolidated financial data of Web Central Region," "Unaudited pro forma combined financial data," a description of the use of proceeds, "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and accompanying notes.

	Fiscal year ended December 31,			Six months ended June 30,
						Pro forma twelve months ended June 30, 2005
(Dollars in thousands)	2002	2003	2004(1)	2004	2005(2)

				(unaudited)	(unaudited)	(unaudited)
Statement of operations data:
Total revenue	$150,368	$149,656	$182,694	$88,771	$125,756	$254,199
Total cost of revenue	117,956	118,349	145,080	70,517	100,603	206,624

Gross margin	32,412	31,307	37,614	18,254	25,153	47,575
Total operating expenses(3)	21,489	22,196	24,105	11,363	4,674	21,761

Income from operations	10,923	9,111	13,509	6,891	20,479	25,814
Interest expense, net(4)	4,578	2,807	4,312	2,123	4,825	14,495
Provision for income taxes	2,567	3,036	3,934	2,052	6,652	4,535
Net income(5)	2,868	4,104	5,263	2,716	9,002	6,784
Balance sheet data (at end of period):
Working capital(6)	$(2,601)	$5,247	$(2,737)	$(360)	$(15,714)	$—
Cash and cash equivalents	5,016	5,296	6,491	6,831	11,375	—
Total assets	162,379	162,005	202,330	202,022	312,779	—
Total debt	56,825	50,873	73,328	82,014	160,828	—
Stockholders' equity	63,688	68,729	75,936	73,004	84,917	—
Other financial data:
Cash interest expense(7)	$4,730	$3,132	$3,641	$1,752	$4,768	$14,495
Depreciation and amortization	17,698	17,823	21,794	10,872	16,129	35,097
Capital expenditures(8)	13,334	15,372	17,826	8,967	11,611	21,242
EBITDA(9)	27,711	27,770	35,303	17,763	36,608	60,911
Adjusted EBITDA(9)	26,805	27,770	34,085	16,545	26,020	50,323
Adjusted EBITDA as a % of total revenue(9)	17.8%	18.6%	18.7%	18.6%	20.7%	19.8%
Cash flows provided by operating activities	26,835	24,480	37,108	18,607	19,167	—
Cash flows (used in) investing activities	(12,436)	(12,802)	(57,101)	(47,325)	(105,691)	—
Cash flows provided by (used in) financing activities	(14,608)	(11,398)	21,188	30,253	91,408	—
Ratio of Adjusted EBITDA to cash interest expense(9)(10)	5.7x	8.9x	9.4x	—	—	3.5x
Ratio of total debt to Adjusted EBITDA(9)(11)	2.1x	1.8x	2.2x	—	—	3.3x
Ratio of net debt to Adjusted EBITDA(9)(11)(12)	1.9x	1.6x	2.0x	—	—	3.0x

(1)
Includes the results of operations of the acquisition of Web Eastern Region beginning on January 16, 2004.

(2)
Includes the results of operations of the acquisition of Web Central Region beginning on January 10, 2005.

(3)
Includes gain on sale of assets, net of $192, $145 and $1,208 for the years ended December 31, 2002, 2003 and 2004, respectively, $1,307 and $10,887 for the six months ended June 30, 2004 and 2005, respectively, and $10,712 for the twelve months ended June 30, 2005, on a pro forma basis. Also includes loss on early extinguishment of debt of $381 and $183 for the years ended December 31, 2003 and 2004, respectively, $183 and $207 for the six months ended June 30, 2004 and 2005, respectively and $210 for the twelve months ended June 30, 2005, on a pro forma basis.

(4)
Interest expense, net consists of total interest expense, net of interest income, of $979, $974 and $697 for the years ended December 31, 2002, 2003 and 2004, respectively, $331 and $139 for the six months ended June 30, 2004 and 2005, respectively, and $505 for the twelve months ended June 30, 2005, on a pro forma basis.

(5)
For the year ended December 31, 2002, net income includes a non-cash charge of $906 as a result of change in accounting principle. For the year ended December 31, 2003, net income includes a gain on the sale of lease receivables of $836.

(6)
Working capital is defined as total current assets minus total current liabilities.

(7)
Cash interest expense represents total interest expense minus non-cash interest expense arising from the accounting treatment of swaps.

(8)
Excludes $915, $1,380 and $1,579 for the years ended December 31, 2002, 2003 and 2004, respectively, $998 and $671 for the six months ended June 30, 2004 and 2003, respectively, and $1,252 for the twelve months ended June 30, 2005, on a pro forma basis, of capital leases associated with vehicles acquired and used in the operation of our business. Excludes incentive payments of $1,405, $1,427 and $3,373 for the years ended December 31, 2002,

  2003 and 2004, respectively, $1,649 and $2,269 for the six months ended June 30, 2004 and 2005, respectively and $3,993 for the twelve months ended June 30, 2005, on a pro forma basis.

(9)
EBITDA is defined as net income before provision for income taxes, depreciation and amortization expense, and interest expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table below. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are included in this document because they are a basis upon which our management assesses our operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income has limitations as an analytical tool, including the exclusion of interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally. Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our 2005 senior credit facilities and the indenture governing the notes.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Fiscal year ended December 31,				Six months ended June 30,
									Pro forma twelve months ended June 30, 2005
(Dollars in thousands)	2002	2003	2004		2004		2005

					(unaudited)		(unaudited)		(unaudited)
Net income	$2,868	$4,104	$5,263		$2,716		$9,002		$6,784
Add:
Provision for income taxes	2,567	3,036	3,934		2,052		6,652		4,535
Depreciation and amortization	17,698	17,823	21,794		10,872		16,129		35,097
Interest expense, net	4,578	2,807	4,312		2,123		4,825		14,495

EBITDA	$27,711	$27,770	$35,303		$17,763		$36,608		$60,911
Less:
Gain on sale of certain assets, net	$—	$—	$1,218	(a)	$1,218	(a)	$10,588	(b)	$10,588	(b)
Effect of change in accounting principle	906	—	—		—		—		—

Adjusted EBITDA	$26,805	$27,770	$34,085		$16,545		$26,020		$50,323	(c)

  (a)
  Represents a pretax gain recognized in connection with the sale of certain of our laundry facilities management assets and related contracts in western states to Web Service Company, as part of the 2004 Acquisition.

  (b)
  Represents a pretax gain recognized in connection with the sale of our corporate headquarters in Cambridge, Massachusetts on June 30, 2005.

  (c)
  Includes approximately $2,000 of transaction expenses.

(10)
The ratio of Adjusted EBITDA to cash interest expense is calculated differently than the consolidated coverage ratio used in the indenture governing the notes.

(11)
Total debt and net debt for the pro forma twelve months ended June 30, 2005, are based on as adjusted data.

(12)
Net debt is defined as total debt minus cash and cash equivalents.

Summary historical financial data of Web Central Region

The following table sets forth historical consolidated financial data for Web Central Region for the periods ended and at the dates indicated below. We have derived the summary historical consolidated financial data as of December 31, 2003 and 2004 and for the three years ended December 31, 2004 from the audited consolidated financial statements and related notes of Web Central Region, which have been audited by Hurley & Company, independent registered public accounting firm. Hurley & Company does not serve as independent auditors to Web Service Company and was engaged solely to perform the audit of Web Central Region.

The summary historical consolidated financial data should be read in conjunction with "Selected historical consolidated financial data of Web Central Region," "Unaudited pro forma combined financial data," a description of use of proceeds, "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto.

	Fiscal year ended December 31,
(Dollars in thousands)	2002	2003	2004

Statement of operations data:
Total revenue	$67,958	$66,496	$69,337
Total operating expenses(1)	64,209	64,164	68,310

Operating income	3,749	2,332	1,027
Other expenses	378	310	236

Net income(2)	$3,371	$2,022	$791
Balance sheet data (at end of period):
Working capital(3)	—	$4,677	$4,540
Cash and cash equivalents	—	2,789	2,752
Total assets	—	52,458	52,263
Division equity	—	47,732	48,523
Other financial data:
Cash interest expense(4)	$378	$310	$236
Depreciation and amortization	9,650	10,120	10,667
Capital expenditures	6,187	5,793	5,098
EBITDA(5)	13,399	12,452	11,694
Cash flows provided by operating activities	6,857	6,440	7,640
Cash flows (used in) investing activities	(6,099)	(5,661)	(6,713)
Cash flows provided by (used in) financing activities	(822)	(890)	(964)

(1)
Includes allocations of corporate expenses of Web Service Company of $6,082, $6,579 and $7,875 in the years ended December 31, 2002, 2003 and 2004, respectively. See Note 4 to the audited financial statements of the Web Central Region.

(2)
Includes loss on sale of equipment of $438, $331 and $132 in the years ended December 31, 2002, 2003 and 2004, respectively.

(3)
Working capital is defined as total current assets minus total current liabilities.

(4)
Cash interest expense represents total interest expense minus non-cash interest expense arising from the accounting treatment of swaps.

(5)
EBITDA is defined as net income before depreciation and amortization expense and interest expense. EBITDA is included in this document because it is a basis upon which our management assesses our operating performance. EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. The use of EBITDA instead of net income has limitations as an analytical tool, including the exclusion of interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Our management believes EBITDA is useful to investors because it helps enable investors to evaluate this business in the same manner as our management and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of income (loss) from operations to EBITDA:

	Fiscal year ended December 31,
(Dollars in thousands)	2002	2003	2004

Net income	$3,371	$2,022	$791
Add:
Depreciation and amortization expense	9,650	10,120	10,667
Interest expense	378	310	236

EBITDA	$13,399	$12,452	$11,694

Risk factors

You should carefully consider the risk factors set forth below as well as the other information contained in this document. In addition to the risks described below, there may be additional risks and uncertainties not currently known to us or that we currently deem to be immaterial that may be or may become material risks. Any of these risks could materially and adversely affect our business, results of operations, cash flows or financial condition. In such case, you may lose all or part of your original investment.

Risks related to our business

If we are unable to establish new laundry leases, renew our existing laundry leases or retain relationships with our customers who are not subject to leases, our business, results of operations, cash flows and financial condition could be adversely affected.

Our laundry facilities management business unit, which on a pro forma basis provided 81.7% of our total revenue for the year ended December 31, 2004, is highly dependent upon the renewal of leases with property owners or property management companies. Leases that we have entered into or renewed since 2001 provide for an average initial term of seven years. Approximately 10% to 15% of our leases are up for renewal each year. We have traditionally relied upon exclusive, long-term leases with our customers, as well as frequent customer interaction and an emphasis on customer service, to assure continuity of financial and operating results. We cannot guarantee you that in the future we will be able to establish long-term leases with new customers or renew existing long-term leases as they expire on favorable terms, or at all.

Failure by us to continue to establish long-term leases with new customers, or to successfully renew existing long-term leases as they expire, could have a material adverse effect on our business, results of operations, cash flows and financial condition. Further, approximately 10% of our customers are not subject to leases, are subject to short-term leases of less than one year remaining or have the right to terminate their lease with us at their option. Failure to retain these customers could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We face strong competition in the outsourced laundry facilities management industry.

The outsourced laundry facilities management industry is highly competitive, and we compete for long-term leases, both locally and nationally, with property owners and other operators in the industry. We compete based on customer service, reputation, facilities management rent rates, incentive payments and range of products and services. Smaller local and regional operators typically have long-standing relationships with property owners and managers in their specific geographic market. As such, we may have difficulty penetrating such markets, as property owners and managers may be resistant to terminating such long-standing relationships. We also compete with property owners as there is no guarantee that property owners will continue to outsource their laundry facilities management to operators. Nationally, there is one competitor, Coinmach Corporation, in the industry with a larger installed equipment base than us. Competition in the industry may make it more difficult and more expensive to consummate acquisitions in the future and maintain and expand our installed equipment base. In addition, some of our competitors may have less indebtedness than we do, and therefore, more of their cash is potentially available for business purposes other than debt service. We cannot assure you that our results of operations, cash flows or financial condition will not be materially and adversely affected by competition, or that we will be able to maintain our profitability if the competitive environment changes.

Our cash flows may not be sufficient to finance the significant capital expenditures required to replace equipment and implement new technology or make incentive payments to property managers.

We must continue to make capital expenditures in order to maintain and replace our installed equipment base and implement new technology in our equipment. We must also make incentive payments to property managers in order to secure new customer leases and renew existing customer leases. While we anticipate that existing capital resources, as well as cash from operations, will be adequate to finance anticipated capital expenditures and incentive payments for at least the next year, we cannot assure you that our resources or cash flows will be sufficient. To the extent that available resources are insufficient to fund our capital needs, we may need to raise additional funds through public or private financings or curtail certain expenditures. These financings may not be available on favorable terms, or at all. If we cannot maintain or replace our equipment as we require or implement our new technologies, our results of operations, cash flows and financial condition could be materially and adversely affected.

If we are unable to continue our relationships with Maytag and other equipment suppliers, our revenues could be reduced, and our ability to meet customer requirements could be materially and adversely affected.

We purchase substantially all of the equipment that we use in our laundry facilities management business unit from Maytag. In addition, we derive a significant amount of our product sales revenue from our position as a distributor of Maytag commercial laundry products. While Maytag has never terminated any agreement it has had with us, we cannot assure you that Maytag will continue its relationship with us. If Maytag terminates its relationship with us, our results of operations, cash flows and financial condition could be materially and adversely affected, and further, we may be unable to replace our relationship with Maytag with a comparable company on favorable terms, or at all.

In addition, the potential change of control of Maytag may adversely impact or bring uncertainty to our relationship with Maytag. On May 19, 2005, Maytag announced that it had entered into a definitive agreement by which an investor group led by private equity firm Ripplewood Holdings LLC will acquire all outstanding shares of Maytag in a cash merger for $14 per share. Other parties have expressed interest in acquiring Maytag, and the matter is currently ongoing. We are unable to predict what effect, if any, a change of control of Maytag may have on us.

In addition, we currently obtain the products used by our MicroFridge business from two suppliers. If either of these suppliers terminates or demands a substantial revision of the contracts or business relationships currently in place, we may be unable to find a replacement in a timely manner, on favorable terms, or at all, which could adversely affect our results of operations and our ability to meet customer demands.

The MicroFridge business has a non-competition agreement with Sanyo whereby Sanyo is precluded from entering the MicroFridge market provided that certain minimum annual quantities of products are purchased from Sanyo. If we are unable to meet the minimum requirements stipulated in the agreement, Sanyo may enter the MicroFridge market and, as a result, our market share may decrease. In addition, as our agreement with Sanyo has a one year term and is re-negotiated annually, there is a possibility that Sanyo may choose not to renew the agreement.

An increase in multi-unit housing sector vacancy rates could adversely affect our facilities management revenue.

Our facilities management revenue from our operation of debit-card and coin-operated laundry equipment, particularly in the multi-unit housing sector, depends partially upon the level of tenant occupancy. The number of apartments occupied in an apartment building with a vended laundry facility directly affects our revenue. Extended periods of reduced occupancy in our customers' buildings can adversely affect our operations. For example, apartment vacancy rates increased in 2002 and 2003 in the southern states where we conduct our business, particularly Florida, Georgia, North Carolina and Texas. We believe that the increase in vacancy rates led to a decline in our revenues in these states. The level of occupancy can be adversely affected by many market and general economic conditions, all of which are beyond our control, including:

•
local economic recessions and increases in the unemployment rate;

•
oversupply of apartments; and

•
lower mortgage interest rates, which encourage apartment renters to purchase houses.

If we are unable to access capital on acceptable financial terms, our ability to consummate acquisitions will be limited.

The success of our long-term growth strategy is partially dependent upon our ability to identify, finance and consummate acquisitions on acceptable financial terms. Access to capital is subject to the following risks:

•
if our common stock does not maintain a sufficient valuation or if potential acquisition candidates are unwilling to accept shares of our common stock, then we would be required to increase our use of cash resources or other consideration to consummate acquisitions;

•
if we are unable to generate sufficient cash for acquisitions from existing operations, we will not be able to consummate acquisitions unless we are able to obtain additional capital through external financings, which we cannot assure you that we would be able to consummate on commercially reasonable terms, or at all; and

•
the agreements governing our indebtedness include significant limitations on our ability to borrow money for acquisitions and other purposes and, as a result, we may not be able to take advantage of acquisition opportunities.

We may have difficulties integrating future acquisitions into our business.

We have in the past, and intend to in the future, engage in acquisitions to continue the expansion of our laundry facilities management business unit. For example, on January 10, 2005, we acquired substantially all of the assets comprising the laundry facilities management business of Web Central Region. All of these assets are located outside our pre-existing geographic markets. Although the integration of these assets has gone as planned during the first two quarters of 2005, we cannot assure you that we will be able to successfully complete the integration of these assets into our Company. The failure to successfully complete the integration of these assets would adversely affect our business and results of operations.

Any future acquisitions would involve numerous risks, including:

•
potential disruption of our ongoing business and distraction of management;

•
difficulty integrating the operations and products of the acquired businesses;

•
unanticipated expenses related to equipment, maintenance and technology integration;

•
exposure to unknown liabilities, including litigation against the companies that we may acquire;

•
additional costs due to entering new geographic locations and duplication of key talent;

•
potential loss of key employees or customers of the acquired businesses;

•
the inability to achieve anticipated synergies or increase the revenue and profit of the acquired business; and

•
the expenditure of a disproportionate amount of money and time integrating acquired businesses, particularly operations located in new geographic regions and operations involving new lines of business.

We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

Our MicroFridge products may be susceptible to product liability claims for which our current levels of insurance coverage may not be adequate.

Through our MicroFridge business, we market and distribute combination refrigerator/freezer/microwave oven units under the brand name MicroFridge. The sale and distribution of MicroFridge units, as well as other products, entails a risk of product liability claims. Further, although MicroFridge units are manufactured by third parties under contract with us, we may still be subject to risks of product liability claims related to MicroFridge units. Potential product liability claims may exceed the amount of our product liability insurance coverage or may be excluded from that coverage. We cannot assure you that we will be able to renew our existing product liability insurance at a cost and level of coverage comparable to that currently in place, if at all. In the event that our MicroFridge business is held liable for a claim for which it is not indemnified or for damages exceeding the limits of our product liability insurance coverage, the claim could have a material adverse effect on our business, results of operations and financial condition.

Inability to protect our trademarks and other proprietary rights could adversely impact our competitive position.

We rely on patents, copyrights, trademarks, trade secrets, confidentiality provisions and employee and third-party non-disclosure and non-solicitation agreements to establish and protect our intellectual property and proprietary rights. We cannot be certain that steps we have taken to protect our intellectual property and proprietary rights will be adequate or that third parties will not infringe or misappropriate any of our intellectual property or proprietary rights. While we have periodically made filings with the U.S. Patent and Trademark Office, we have traditionally relied upon the protections afforded by contract rights and common law ownership rights, and we cannot assure you that these contract rights and common law ownership rights will adequately protect our intellectual property and proprietary rights. Any infringement or misappropriation of our intellectual property and proprietary rights could damage their value and could have a material adverse effect on our business, results of operations and financial condition. We may have to engage in litigation to protect our rights to our intellectual property and proprietary rights, which could result in significant litigation expenses and require a significant amount of management's time.

We own or license several registered and unregistered trademarks, including Mac-Gray, Web, MicroFridge and LaundryView, that we use in the marketing and sale of our products. However, the degree of protection that these trademarks afford us is unknown and these trademarks may expire or be terminated. In the event that someone infringes on or misappropriates our trademarks, the brand images and reputations which we have developed could be damaged, which could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on key personnel, and the loss of any of our key personnel could have a material adverse effect on our business, results of operations and financial condition.

Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees. The loss of any of these officers or other key employees could result in inefficiencies in our operations, lost business opportunities or the loss of one or more customers.

We have significant intangible assets and goodwill, the value of which might not be realized in the event of a sale or liquidation of our businesses.

At June 30, 2005, on an as adjusted basis, approximately $154.5 million, or 48.8%, of our total assets were intangible assets, consisting primarily of contract rights, and goodwill. In the event of a sale or liquidation, there can be no assurance that the value of our intangible assets would be realized.

We face risks associated with environmental regulation.

Our business and operations are subject to federal, state and local environmental laws and regulations, including those governing the discharge of pollutants, the handling, generation, storage and disposal of hazardous materials, substances and wastes and the cleanup of contaminated sites. In connection with current or historical operations by us or at our sites, we could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, and third-party claims for property damage or personal injury, as a result of violations of, or liabilities under, environmental laws and regulations. While we are not aware of any existing or potential environmental claims against us that are likely to have a material adverse effect on our business or financial condition, we cannot guarantee you that we will not in the future incur liability or other costs under environmental laws and regulations that could have a material adverse effect on our business or financial condition.

We are controlled by a concentrated group of stockholders, whose interests could be in conflict with yours.

As of June 30, 2005, our directors, executive officers, and certain of our stockholders related to such persons and their affiliates beneficially owned in the aggregate approximately 48.4% of the outstanding shares of our common stock. This percentage ownership does not include options to purchase 377,000 shares of our common stock held by some of these persons that are exercisable within 60 days of June 30, 2005. If all of these options had been exercised as of June 30, 2005, then these stockholders and their affiliates would have beneficially owned 49.9% of the outstanding shares of our common stock. Additionally, we have entered into a stockholders' agreement, dated June 26, 1997, with some of these stockholders that gives them rights of first offer to purchase shares of our common stock offered for sale by another stockholder party thereto. As a result of this concentration in ownership, these stockholders, acting together, have the ability to significantly influence the outcome of the election of directors and all other matters requiring approval by a majority of stockholders. Circumstances may arise in which the interests of this group of stockholders could be in conflict with your interests as a noteholder.

Selected historical consolidated financial data of Mac-Gray

The following table sets forth our historical consolidated financial data for the periods ended and at the dates indicated below. We have derived the selected historical consolidated financial data as of and for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements and notes thereto, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. We have derived the selected historical data as of and for the years ended December 31, 2000 and 2001 from our audited consolidated financial statements and notes thereto, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. We have derived the selected historical consolidated financial data as of and for the six months ended June 30, 2004 and 2005 from our unaudited interim consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The selected historical consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto.

	Fiscal year ended December 31,					Six months ended June 30,
(Dollars in thousands)	2000	2001	2002	2003	2004(1)	2004	2005(2)

						(unaudited)	(unaudited)
Statement of operations data:
Revenue:
Facilities management revenue	$108,140	$110,276	$109,627	$109,949	$140,480	$69,887	$106,433
Product sales	46,128	41,793	40,741	39,707	42,214	18,884	19,323

Total revenue	154,268	152,069	150,368	149,656	182,694	88,771	125,756
Cost of revenue:
Cost of facilities management revenue	71,319	74,300	73,961	73,409	94,459	46,994	70,702
Depreciation and amortization	18,980	19,276	16,501	16,723	20,747	10,332	15,580
Cost of product sales	28,821	27,551	27,494	28,217	29,874	13,191	14,321

Total cost of revenue	119,120	121,127	117,956	118,349	145,080	70,517	100,603
Gross margin	35,148	30,942	32,412	31,307	37,614	18,254	25,153
Operating expenses:
General and adminstration	9,788	8,823	9,359	9,519	11,078	5,449	6,817
Sales and marketing	10,542	10,994	11,125	11,341	13,005	6,498	7,988
Depreciation and amortization	1,225	1,201	1,197	1,100	1,047	540	549
Gain on sale of assets, net	(201)	(52)	(192)	(145)	(1,208)	(1,307)	(10,887)
Loss on early extinguishment of debt	—	—	—	381	183	183	207

Total operating expenses	21,354	20,966	21,489	22,196	24,105	11,363	4,674
Income from operations	13,794	9,976	10,923	9,111	13,509	6,891	20,479
Interest expense, net	6,770	5,164	4,578	2,807	4,312	2,123	4,825
Gain on sale of lease receivables	—	—	—	(836)	—	—	—
Other expense, net	78	28	4	—	—	—	—

Income before provision for income taxes and effect of change in accounting principle	6,946	4,784	6,341	7,140	9,197	4,768	15,654
Provision for income taxes	3,162	2,299	2,567	3,036	3,934	2,052	6,652

Net income before effect of change in accounting principle	3,784	2,485	3,774	4,104	5,263	2,716	9,002
Effect of change in accounting principle, net of taxes	—	—	(906)	—	—	—	—

Net income	$3,784	$2,485	$2,868	$4,104	$5,263	$2,716	$9,002
Balance sheet data (at end of period):
Working capital(3)	$(2,364)	$195	$(2,601)	$5,247	$(2,737)	$(360)	$(15,714)
Cash and cash equivalents	6,715	5,225	5,016	5,296	6,491	6,831	11,375
Total assets	174,625	167,895	162,379	162,005	202,330	202,022	312,779
Total debt, including current portion	77,598	70,219	56,825	50,873	73,328	82,014	160,828
Stockholders' equity	59,961	60,574	63,688	68,729	75,936	73,004	84,917
Other financial data:
Cash interest expense(4)	$7,577	$6,084	$4,730	$3,132	$3,641	$1,752	$4,768
Depreciation and amortization	20,205	20,477	17,698	17,823	21,794	10,872	16,129
Capital expenditures(5)	13,983	12,779	13,334	15,372	17,826	8,967	11,611
EBITDA(6)	33,921	30,425	27,711	27,770	35,303	17,763	36,608
Adjusted EBITDA(6)	33,921	30,425	26,805	27,770	34,085	16,545	26,020
Adjusted EBITDA as a % of total revenue	22.0%	20.0%	17.8%	18.6%	18.7%	18.6%	20.7%
Cash flows provided by operating activities	23,177	18,473	26,835	24,480	37,108	18,607	10,167
Cash flows used in investing activities	(11,966)	(11,917)	(12,436)	(12,802)	(57,101)	(47,325)	(105,691)
Cash flows provided by (used in) financing activities	(11,032)	(8,046)	(14,608)	(11,398)	21,188	30,253	91,408
Ratio of Adjusted EBITDA to cash interest expense(4)(6)	4.5x	5.0x	5.7x	8.9x	9.4x	—	—
Ratio of total debt to Adjusted EBITDA(6)	2.3x	2.3x	2.1x	1.8x	2.2x	—	—
Ratio of earnings to fixed charges(7)	2.0x	1.9x	2.2x	3.5x	3.1x	—	—

(1)
Includes the results of operations of the acquisition of Web Eastern Region beginning on January 16, 2004.

(2)
Includes the results of operations of the acquisition of Web Central Region beginning on January 10, 2005.

(3)
Working capital is defined as current assets less current liabilities.

(4)
Cash interest expense represents total interest expense minus non-cash interest expense arising from the accounting treatment of swaps.

(5)
Excludes $606, $566, $915, $1,380 and $1,579 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively, $998 and $671 for the six months ended June 30, 2004 and 2003, respectively and $1,252 for the twelve months ended June 30, 2005, on a pro forma basis, of capital leases associated with vehicles acquired and used in the operation of our business. Excludes incentive payments of $1,266, $1,680, $1,405, $1,437 and $3,373 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively, $1,649 and $2,269 for the six months ended June 30, 2004 and 2005 respectively and $3,993 for the twelve months ended June 30, 2005, on a pro forma basis.

(6)
EBITDA is defined as net income before provision for income taxes, depreciation and amortization expense, and interest expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table below. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are included in this document because they are a basis upon which our management assesses our operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income has limitations as an analytical tool, including the exclusion of interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally. Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our 2005 senior credit facilities and the indenture governing the notes.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Fiscal year ended December 31,						Six months ended June 30,
(Dollars in thousands)	2000	2001	2002	2003	2004		2004		2005

					(unaudited)		(unaudited)		(unaudited)
Net income	$3,784	$2,485	$2,868	$4,104	$5,263		$2,716		$9,002
Add:
Provision for income taxes	3,162	2,299	2,567	3,036	3,934		2,052		6,652
Depreciation and amortization	20,205	20,477	17,698	17,823	21,794		10,872		16,129
Interest expense, net	6,770	5,164	4,578	2,807	4,312		2,123		4,825

EBITDA	$33,921	$30,425	$27,711	$27,770	$35,303		$17,763		$36,608
Less:
Gain on sale of certain assets, net	$—	$—	$—	$—	$1,218	(a)	$1,218	(a)	$10,588	(b)
Effect of change in accounting principle	—	—	906	—	—		—		—

Adjusted EBITDA	$33,921	$30,425	$26,805	$27,770	$34,085		$16,545		$26,020

  (a)
  Represents a pretax gain recognized in connection with the sale of certain of our laundry facilities management assets and related contracts in western states to Web Service Company, as part of the 2004 Acquisition.

  (b)
  Represents a pretax gain recognized in connection with the sale of our corporate headquarters in Cambridge, Massachusetts on June 30, 2005.

(7)
For the purposes of computing the ratio of earnings to fixed charges, earnings consists of income before taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and that portion of rental expenses deemed representative of interest (deemed to be one-third of rental expenses).

Selected historical consolidated financial data of Web Central Region

The following table sets forth historical consolidated financial data for Web Central Region for the periods ended and at the dates indicated below. We have derived the selected historical consolidated financial data for Web Central Region as of and for the years ended December 31, 2002, 2003 and 2004 from the audited consolidated financial statements and related notes of Web Central Region, which have been audited by Hurley & Company, independent registered public accounting firm. Hurley & Company does not serve as independent auditors to Web Service Company and was engaged solely to perform the audit of Web Central Region. The selected historical consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto.

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004

Statement of operations data:
Revenue
Collections	$67,384	$65,904	$68,435
Commercial rentals	574	592	902

Total revenue	67,958	66,496	69,337
Cost and expenses:
Location rentals	36,420	35,350	36,328
General and adminstrative	21,269	21,904	23,975
Allocation of corporate expenses(1)	6,082	6,579	7,875
Loss on sale of equipment	438	331	132

Total operating expenses	64,209	64,164	68,310
Operating income	3,749	2,332	1,027
Interest expense	378	310	236

Net income	$3,371	$2,022	$791
Balance sheet data (at end of period):
Working capital(2)	—	$4,677	$4,540
Cash and cash equivalents	—	2,789	2,752
Total assets	—	52,458	52,263
Division equity	—	47,732	48,523
Other financial data:
Depreciation and amortization	$9,650	$10,120	$10,667
Capital expenditures	6,187	5,793	5,098
EBITDA(3)	13,399	12,452	11,694
EBITDA as a % of total revenue	19.7%	18.7%	16.9%
Cash flows provided by operating activities	6,875	6,440	7,640
Cash flows used in investing activities	(6,099)	(5,661)	(6,713)
Cash flows provided by (used in) financing activities	(822)	(890)	(964)
Ratio of earnings to fixed charges(4)	8.9x	6.5x	3.4x

(1)
See Note 4 to the audited financial statements of the Web Central Region.

(2)
Working capital is defined as total current assets minus total current liabilities.

(3)
EBITDA is defined as net income before, depreciation and amortization expense and interest expense. EBITDA is included in this document because it is a basis upon which our management assesses our operating performance. EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. The use of EBITDA instead of net income has limitations as an analytical tool, including the exclusion of interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Our management believes EBITDA is useful to investors because it helps enable investors to evaluate this business in the same manner as our management and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of income (loss) from operations to EBITDA:

	Fiscal year ended December 31,
(Dollars in thousands)	2002	2003	2004

Net income	$3,371	$2,022	$791
Add:
Depreciation and amortization expense	9,650	10,120	10,667
Interest expense	378	310	236

EBITDA	$13,399	$12,452	$11,694

(4)
For the purposes of computing the ratio of earnings to fixed charges, earnings consists of income before taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and that portion of rental expenses deemed representative of interest (deemed to be one-third of rental expenses).

Unaudited pro forma combined financial data

We derived the unaudited pro forma combined financial data set forth below by applying pro forma adjustments attributable to the Transactions to the Mac-Gray historical consolidated financial statements and Web Central Region historical financial statements.

The unaudited pro forma combined statement of operations for the year ended December 31, 2004, the six months ended June 30, 2005 and the twelve months ended June 30, 2005, give effect to the Transactions as if consummated on January 1, 2004. We have derived the pro forma combined statement of operations for the twelve months ended June 30, 2005, by adding the historical financial data of Mac-Gray for the twelve months ended June 30, 2005 and the historical financial data of Web Central Region for the six months ended June 30, 2005. Management believes the presentation of the unaudited pro forma combined statement of operations for the twelve months ended June 30, 2005 is meaningful to understand the current operations of the business. The unaudited pro forma combined financial data does not purport to represent what our results of operation, balance sheet data or financial information would have been if the Transactions had been consummated on or at the dates indicated, nor are they indicative of results for any future periods.

The unaudited pro forma combined financial data has been prepared giving effect to the acquisition of Web Central Region by Mac-Gray, which is accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations." Pursuant to "purchase accounting," the total acquisition consideration was allocated to the acquired assets and liabilities based upon estimates of their fair values. The Company engaged an independent business appraisal firm to estimate the fair value of the assets acquired in the 2005 Acquisition and to advise the Company on the proper allocation of the purchase price.

The unaudited pro forma combined financial data is presented for informational purposes only and should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," the audited consolidated financial statements of Mac-Gray, the audited financial statements of Web Central Region and the respective related notes.

In connection with the repayment of the 2005 term loan facility, the Company will record a loss on extinguishment of debt of approximately $500 in the 2005 fiscal year.

Pro forma fiscal year ended December 31, 2004

(Dollars in thousands)	Mac-Gray historical	Web Central Region historical(1)	Pro forma adjustments related to the 2005 Acquisition			Pro forma combined	Pro forma adjustments for the offering			Pro forma total

Total revenue	$182,694	$69,337	$			$252,031	$			$252,031
Total cost of revenue	145,080	36,328		3,432	(2)	184,840				184,840

Gross margin	37,614	33,009		(3,432)		67,191				67,191
Total operating expense	24,105	31,982				56,087		558	(5)	56,645

Income from operations	13,509	1,027		(3,432)		11,104		(558)		10,546
Interest expense, net	(4,312)	(236)		(4,725	)(3)	(9,273)		(5,250	)(6)	(14,523)
Provision for income taxes	(3,934)	0		3,467	(4)	(467)		2,468	(4)	2,001

Net income (loss)	$5,263	$791		$(4,690)		$1,364		$(3,340)		$(1,976)

Pro forma footnotes

(1)
Certain Web Central Region financial data has been reclassified to conform to Mac-Gray's presentation.

(2)
The 2005 Acquisition was accounted for as a business combination in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations." The allocation of the purchase price resulted in the recording of $68,638 of contract rights which we intend to amortize on a straight-line basis over twenty years. This adjustment reflects amortization of this intangible asset.

(3)
Represents interest using an assumed rate of 4.5% on incremental borrowings of $105,000, under the 2005 senior credit facilities in connection with the 2005 acquisition. If the assumed rate on the notes were to change by 1/8th of 1%, the interest expense would increase or decrease by $131.

(4)
Represents the tax impact of the above adjustments at a tax rate of 42.5%.

(5)
Represents a loss on early extinguishment of debt of $233 reflecting the write-off of deferred financing costs related to our prior term loan facility, the elimination of the amortization of the deferred financing costs relating to the debt under our prior credit facilities being repaid of $75, and the addition of the amortization of deferred financing costs of $4,000 to be recorded in connection with the offering of the notes and to be amortized on a straight-line basis over the life of the notes.

(6)
The proceeds from the offering will be used to repay $121,000 of borrowings under the 2005 senior credit facilities. Using an assumed rate of 8.5% the total interest expense on the notes would have been $10,625. This adjustment reflects this interest expense and the elimination of the interest expense on the debt being repaid under the 2005 senior credit facilities. If the assumed rate on the notes were to change by 1/8th of 1% the interest expense would increase or decrease by $156.

Pro forma six months ended June 30, 2005

(Dollars in thousands)	Mac-Gray historical	Pro forma adjustments for the offering			Pro forma total

Total revenue	$125,756	$			$125,756
Total cost of revenue	100,603				100,603

Gross margin	25,153				25,153
Total operating expense	4,674		84	(1)	4,758

Income from operations	20,479		(84)		20,395
Interest expense, net	(4,825)		(2,227)	(2)	(7,052)
Provision for income taxes	(6,652)		982	(3)	(5,670)

Net income (loss)	$9,002		$(1,329)		$7,673

Pro forma footnotes

(1)
Represents the write-off of the unamortized deferred financing costs of $142 relating to the loss on extinguishment of debt under our prior credit facilities being repaid, and the additional amortization of $200 related to the deferred financing cost of $4,000 to be recorded in connection with the offering of the notes, which will be amortized on a straight-line basis over the life of the notes offset by the elimination of the loss on extinguishment of debt of $207 relating to the repayment of our prior credit facilities and the reversal of $51 of amortization related to the 2005 senior credit facilities.

(2)
The proceeds from the offering of $125,000 will be used to repay $121,000 of borrowings under the 2005 senior credit facilities. Using an assumed rate of 8.5%, the total interest expense on the notes would have been $5,313. This adjustment reflects this interest expense offset by the elimination of $3,188 of interest on the debt being repaid under the 2005 senior credit facilities. If the assumed rate on the note fluctuated by 1/8 of 1% the impact would be to increase or decrease the interest expense by $78.

(3)
Represents the tax impact of the above adjustments at a rate of 42.5%.

Pro forma for the last twelve months ended June 30, 2005

(Dollars in thousands)	Mac-Gray historical	Web Central Region historical(1)	Pro forma adjustments related to the 2005 Acquisition			Pro forma combined	Pro forma adjustments for the offering		Pro forma total

Total revenue	$219,679	$34,520	$			$254,199			254,199
Total cost of revenue	175,166	29,742		1,716	(2)	206,624			206,624

Gross margin	44,513	4,778		(1,716)		47,575			47,575
Total operating expense	17,416	4,014		102	(3)	21,532	229	(5)	21,761

Income from operations	27,097	764		(1,818)		26,043	(229)		25,814
Interest expense, net	(7,014)	(118)		(2,363	)(3)	(9,495)	(5,000	)(6)	(14,495)
Provision for income taxes	(8,534)			1,777	(4)	(6,757)	2,222	(4)	(4,535)

Net income (loss)	11,549	646		(2,404)		9,791	(3,007)		6,784

Pro forma footnotes

(1)
Certain Web Central Region financial data has been reclassified to conform to Mac-Gray's presentation.

(2)
The 2005 Acquisition was accounted for using the purchase method of accounting. The allocation of the purchase price resulted in the recording of $68,638 of contract rights which we intend to amortize on a straight-line basis over twenty years. This adjustment reflects this amortization.

(3)
Represents six months of interest of $2,363 and six months of amortization of deferred financing costs of $102 on incremental borrowing of $105,000 in connection with the 2005 Acquisition. If the assumed rate fluctuates by 1/8 of 1% the impact would be to increase or decrease the interest expense by $131.

(4)
Represents the tax impact of the above adjustments at a tax rate of 42.5%.

(5)
Represents the elimination of the amortization of the deferred financing costs of $106 relating to the debt under the 2005 senior credit facilities being repaid, the addition of the amortization of deferred financing costs of $4,000 to be recorded in connection with the offering of the notes and to be amortized on a straight-line basis over the life of the notes, and a loss on early extinguishment of debt of $142 reflecting the write-off of deferred financing costs related to our prior term loan facility. If the assumed rate on the notes were to change by 1/8th of 1% the interest expense would increase or decrease by $156.

(6)
Represents the difference between interest on $125,000, the principal amount of the notes, at an assumed rate on the notes of 8.5%, as compared to 4.5% prior to the effectiveness of the offering.

Management's discussion and analysis of financial
condition and results of operations

The following discussion and analysis of our financial condition and results of operations is based upon and should be read in conjunction with "Selected historical consolidated financial data of Mac-Gray," and the financial statements of Mac-Gray and the related notes. The discussion and analysis in this section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements reflect our current views about future events and financial performance. Investors should not rely on forward-looking statements because they are subject to a variety of factors that could cause our actual results to differ materially from our expectations. For factors that could cause or contribute to such differences see "Cautionary notice regarding forward-looking statements" and "Risk factors." Our actual results may differ materially from those prescribed or implied by the forward-looking statements contained herein. In this discussion and analysis of financial condition and results of operations, all dollars are in thousands, except per share data.

Overview

Mac-Gray was founded in 1927 and incorporated in Delaware in 1997. We conduct our business in the following four units: (1) laundry facilities management business unit, through which we manage laundry facilities in multi-unit housing; (2) laundry equipment sales business unit, through which we sell commercial laundry equipment; (3) MicroFridge business unit, through which we sell a line of combination refrigerator/freezer/microwave oven units under the MicroFridge brand to multi-unit housing facilities such as hospitality and assisted living facilities, military housing, and colleges and universities; and (4) reprographics business unit, through which we provide debit-card and coin-operated reprographics equipment and services to the academic and public library markets. We report our business in two segments, facilities management and product sales. Facilities management consists of our laundry facilities management and reprographics business units. Product sales consists of our laundry equipment sales and MicroFridge business units. Prior to 2005, we reported our reportable business segments as laundry and reprographics (consisting of our laundry facilities management, laundry equipment sales and reprographics business units) and MicroFridge. We have reclassified prior year financial information to conform to current segment reporting.

Our business model is built on a stable demand for laundry services, combined with long-term leases, strong customer relationships, a broad customer base and predictable capital needs. For the year ended December 31, 2004 and the first six months of 2005, our total revenues were $182.7 million and $125.8 million, respectively. Approximately 74.8% and 83.4% of our total revenues for these periods, respectively, were generated by our laundry facilities management business unit. We generate facilities management revenue primarily by entering into long-term leases with property owners or property management companies for the exclusive right to install and maintain laundry equipment in common-area laundry rooms in exchange for a negotiated portion of the revenue we collect. As of June 30, 2005, approximately 90% of our installed equipment base was located in laundry facilities subject to long-term leases, which have a weighted average remaining term of approximately five years. Our capital costs are typically incurred in connection with new or renewed leases, and include investments in laundry equipment and debit-card and coin-operated systems, incentive payments to property owners or property management companies and expenses to refurbish laundry facilities. Our capital costs consist of a large number of relatively small amounts, which are associated with our entry into or renewal of leases. Accordingly, our capital needs are predictable and largely within our control. For the year ended December 31, 2004 and the first six months of 2005, we incurred approximately $17.8 million and $11.6 million of capital expenditures, respectively. In addition, we make incentive payments to property owners and property management companies to secure our lease arrangements. For the year ended December 31, 2004 and the first six months of 2005, we paid approximately $3.4 million and $2.3 million of incentive payments, respectively.

In addition, through our product sales segment, we generate revenues by selling commercial laundry equipment, our line of combination refrigerator/freezer/microwave oven units under the MicroFridge brand and the full lines of Maytag, Amana and Magic Chef domestic laundry and kitchen appliances under our MaytagDirect program. For the year ended December 31, 2004 and the first six months of 2005, approximately 23.1% and 15.4% of our total revenues and 31.2% and 19.1% of our gross margins, respectively, were generated by our product sales segment.

Our financial objective is to maintain and enhance profitability by retaining existing customers, adding customers in areas in which we currently operate and selectively expanding our geographic footprint and density through acquisitions. One of the key challenges we face is maintaining and expanding our customer base in a competitive industry. We experience competition from both other industry participants, including national, regional and local laundry facilities management operators and from property owners and property management companies who self operate their laundry facilities. We devote substantial resources to our sales efforts and are focused on continued innovation in order to distinguish us from our competitors. Approximately 10% to 15% of such laundry room leases are up for renewal each year. Over the past five calendar years, we have been able to retain, on average, approximately 97% of our total installed equipment base each year, while adding an average of approximately 4% per year to our installed equipment base through organic growth.

Recent developments

On January 16, 2004, pursuant to the 2004 Acquisition, we acquired Web Service Company's laundry facilities management assets in 13 eastern and southeastern states and the District of Columbia. The purchase price consisted of approximately $41.9 million in cash. In addition, we sold certain of our laundry facilities management assets and related leases in several western states for approximately $2.0 million to Web Service Company.

On January 10, 2005, pursuant to the 2005 Acquisition, we acquired substantially all of the assets comprising the laundry facilities management business of Web Service Company in the states of Alabama, Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Oklahoma, Oregon, Texas, Utah, Washington and Wyoming for approximately $112.7 million in cash and assumed liabilities. We believe the 2005 Acquisition will add approximately $69.0 million of revenue in 2005, which would have represented approximately 50% of the revenue derived from our facilities management segment and 38% of our total revenue, in each case for the year ended December 31, 2004. As a result of the 2005 Acquisition, we expect our revenue derived from our facilities management segment to be approximately 80% of total revenue for the year ending December 31, 2005. Commencing on January 10, 2005, we began to operate the acquired business from the same facilities in which Web Service Company operated. The Web Service Company facilities have been leased by us on a month-to-month basis while an evaluation of total facilities requirements is performed.

The operating results of the Web Central Region will be included in our consolidated financial statements for the 2005 fiscal year from the date of acquisition, significantly affecting the comparability of our results between fiscal years.

In connection with the 2005 Acquisition, on January 10, 2005, we and various lenders entered into the 2005 senior credit facilities that consist of an $80.0 million term loan facility and a $120.0 million revolving loan facility, each of which matures on January 10, 2010. We used $80.0 million of the term loan facility and approximately $93.4 million of the revolving loan facility to finance the 2005 Acquisition, pay related costs and expenses, and repay the outstanding obligations under and terminate our 2003 senior credit facilities. The 2005 senior credit facilities are collateralized by a blanket lien on our assets and the assets of our subsidiaries, other than one non-wholly owned subsidiary in which we own a controlling interest, as well as a pledge by us of all of the capital stock of these subsidiaries. On April 29, 2005, as required by the 2005 senior credit facilities and to manage the additional rate risk, we entered into additional interest rate swaps effective as of various dates between May 2, 2005 and June 30, 2008.

On June 30, 2005, we completed the sale of our corporate headquarters in Cambridge, Massachusetts for $11.8 million in cash. We used the net proceeds from the sale to repay the $3.8 million balance of the mortgage loan on the property and repay $2.0 million under the 2005 senior credit facilities. Concurrently with the closing of the sale, we leased back the property while we relocate our corporate, warehouse and branch operations to new facilities. In connection with this sale, in the second quarter of 2005 we recorded a gain of $6.1 million, net of taxes.

Results of operations

The information presented below for the three and six months ended June 30, 2004 and 2005 is derived from our unaudited consolidated financial statements and related notes:

	Three months ended June 30,				Six months ended June 30,
	2004	2005	Increase (Decrease)	% Change	2004	2005	Increase (Decrease)	% Change

Laundry facilities management revenue	$33,609	$52,140	$18,531	55%	$67,633	$104,834	$37,201	55%
Reprographics revenue	1,194	782	(412)	(35)%	2,254	1,599	(655)	29%

Total facilities management revenue	$34,803	$52,922	$18,119	52%	$69,887	$106,433	$36,546	52%
Facilities management gross margin	$6,105	$9,469	$3,364	55%	$12,997	$20,356	$7,359	57%
MicroFridge revenue	$6,634	$6,429	$(205)	(3)%	$12,161	$12,088	$(73)	(1)%
Laundry equipment sales revenue	3,774	4,032	258	7%	6,723	7,235	512	8%

Total product sales revenue	$10,408	$10,461	$53	1%	$18,884	$19,323	$439	2%
Product sales gross margin	$3,037	$2,563	$(474)	(16)%	$5,257	$4,797	$(460)	(9)%
Total revenue	$45,211	$63,383	$18,172	40%	$88,771	$125,756	$36,985	42%
Total gross margin	$9,142	$12,032	$2,890	32%	$18,254	$25,153	$6,899	38%

The information presented below for the years ended December 31, 2002, 2003 and 2004 is derived from our audited consolidated financial statements and related notes:

				2003 to 2002		2004 to 2003
	Year ended December 31,
				Increase (Decrease)	% Change	Increase (Decrease)	% Change
	2002	2003	2004

Laundry facilities management revenue	$103,713	$104,783	$136,725	$1,070	1%	$31,942	30%
Reprographics revenue	5,914	5,166	3,755	(748)	(13)%	(1,411)	(27)%

Total facilities management revenue	$109,627	$109,949	$140,480	$322	0%	$30,531	28%
Facilities management gross margin	$20,161	$20,698	$25,886	$537	3%	$5,188	25%
MicroFridge revenue	$26,452	$25,382	$27,287	$(1,070)	(4)%	$1,905	8%
Laundry equipment sales revenue	14,289	14,325	14,927	36	0%	602	4%

Total product sales revenue	$40,741	$39,707	$42,214	$(1,034)	(3)%	$2,507	6%
Product sales gross margin	$12,243	$10,609	$11,728	$(1,634)	(13)%	$1,119	11%
Total revenue	$150,368	$149,656	$182,694	$(712)	0%	$33,038	22%
Total gross margin	$32,412	$31,307	$37,614	$(1,105)	(3)%	$6,307	20%

Three and six months ended June 30, 2005 compared to three and six months ended June 30, 2004

Total revenue increased by $18,172, or 40%, to $63,383 for the three months ended June 30, 2005 compared to $45,211 for the three months ended June 30, 2004. Total revenue increased by $36,985, or 42%, to $125,756 for the six months ended June 30, 2005 compared to $88,771 for the six months ended June 30, 2004.

Facilities management revenue

Total facilities management revenue increased $18,119, or 52%, to $52,922 for the three months ended June 30, 2005 compared to $34,803 for the three months ended June 30, 2004. Total facilities management revenue increased $36,546, or 52%, to $106,433 for the six months ended June 30, 2005 compared to $69,887 for the six months ended June 30, 2004. These increases are attributable to increases in revenue in the laundry facilities management business unit, primarily due to the 2005 Acquisition, partially offset by decreases in revenue in the reprographics business unit.

Within the facilities management segment, revenue in the laundry facilities management business unit increased $18,531, or 55%, to $52,140 for the three months ended June 30, 2005 compared to $33,609 for the three months ended June 30, 2004. Revenue in the laundry facilities management business unit increased $37,201, or 55%, to $104,834 for the six months ended June 30, 2005 compared to $67,633 for the six months ended June 30, 2004. These increases are attributable primarily to the revenue generated by the assets acquired in the 2005 Acquisition. The acquired assets generated $17,520, or 95%, and $33,789, or 91%, of the increase in laundry facilities management revenue for the three and six months ended June 30, 2005, respectively. The remainder of these increases is attributable primarily to the net increase in the number of revenue generating laundry installed equipment, selected vend-price increases, a net increase in the usage of installed equipment and an increase in revenue associated with the conversion of coin-operated systems to debit-card-operated systems. Due to the convenience of debit- card-operated systems, usage, and therefore revenue, typically increase upon the conversion from a coin-operated system.

Revenue in the reprographics business unit decreased by $412, or 35%, to $782 for the three months ended June 30, 2005 compared to $1,194 for the three months ended June 30, 2004. Revenue in the reprographics business unit decreased $655, or 29%, to $1,599 for the six months ended June 30, 2005 compared to $2,254 for the six months ended June 30, 2004. These declines are primarily attributable to the continued decline in the use of copiers in libraries and similar facilities and a reduction in the number of locations we operate. We expect the decreases in revenue from our reprographics business unit to continue, as the usage of vended copiers declines and we continue our strategy of not renewing contracts which we predict will have a negative impact on income.

Product sales revenue

Revenue from our product sales segment was relatively flat at $10,461 for the three months ended June 30, 2005 compared to $10,408 for the three months ended June 30, 2004. Product sales revenue increased $439, or 2%, to $19,323 for the six months ended June 30, 2005 compared to $18,884 for the six months ended June 30, 2004. The increase in revenue for the six months ended June 30, 2005 as compared to the same period in 2004 is attributable to increases in revenue in the laundry equipment sales business unit, partially offset by decreases in revenue in the MicroFridge business unit.

Revenue in the MicroFridge business unit decreased $205, or 3%, to $6,429 for the three months ended June 30, 2005 compared to $6,634 for the three months ended June 30, 2004. Revenue in the MicroFridge business unit decreased $73, or 1%, to $12,088 for the six months ended June 30, 2005 compared to $12,161 for the six months ended June 30, 2004. These decreases are primarily attributable to a decrease in sales to the academic market and government customers, partially offset by an increase in sales to the hospitality market. Sales to academic customers have been adversely affected by increased competition and we believe that our sales to the government continue to be affected by overall spending by the government being directed away from military housing improvements and toward the current military efforts in the Middle East. We believe that the hospitality sales increase is attributable to an increase in capital spending by the industry and the addition of several new distributors by our Company.

Revenue in the laundry equipment sales business unit increased $258, or 7%, to $4,032 for the three months ended June 30, 2005 compared to $3,774 for the three months ended June 30, 2004. Revenue in the laundry equipment sales business unit increased $512, or 8%, to $7,235 for the six months ended June 30, 2005 compared to $6,723 for the six months ended June 30, 2004. Sales in the laundry equipment sales business unit are sensitive to the strength of the economy, consumer confidence, local permitting and the availability of financing to small businesses, and therefore tend to fluctuate significantly from quarter to quarter.

Cost of revenue

Cost of facilities management revenue.    Cost of facilities management revenue includes rent paid to customers as well as those costs associated with installing and servicing machines and costs of collecting, counting, and depositing facilities management revenue. Cost of facilities management revenue increased by $12,174, or 52%, to $35,721 for the three months ended June 30, 2005 as compared to $23,547 for the three months ended June 30, 2004 and by $23,708, or 50%, to $70,702 for the six months ended June 30, 2005 as compared to $46,994 for the six months ended June 30, 2004. These increases are attributable primarily to the cost associated with the revenue generated by the assets acquired in the 2005 Acquisition. As a percentage of facilities management revenue, cost of facilities management revenue is relatively consistent at 67% and 68%, respectively, for the three months ended June 30, 2005 and 2004 and 66% and 67%, respectively, for the six months ended June 30, 2005 and 2004. These percentage decreases are primarily attributable to increased operating efficiency. The increase in facilities management rent as a percentage of facilities management revenue was primarily the result of the facilities management rent rate for the portfolio of laundry leases acquired in the 2005 Acquisition being slightly higher than our existing laundry leases. Facilities management rent can be affected by new and renewed laundry leases and by other factors such as the amount of incentive payments and laundry room betterments invested in new or renewed laundry leases. As we vary the amount invested in a facility, the facilities management rent as a function of facilities management revenue can vary. Incentive payments and betterments are amortized over the life of the laundry lease. The percentage of facilities management rent to facilities management revenue is also impacted by the facilities management rent rate structure in the reprographics business unit. Because this business unit has a much lower facilities management rent rate structure than the laundry facilities management business unit, the reduction in the size of the reprographics business unit through the non-renewal of leases will result in an increase in the overall facilities management rent as a percentage of revenue.

Depreciation and amortization.    Depreciation and amortization increased by $2,466, or 46%, to $7,835 for the three months ended June 30, 2005 as compared to $5,369 for the three months ended June 30, 2004 and by $5,248, or 51%, to $15,580 for the six months ended June 30, 2005 as compared to $10,332 for the six months ended June 30, 2004. This increase was primarily attributable to the addition of the assets and contracts acquired in the 2005 Acquisition. The acquired laundry facilities management equipment in laundry facilities had an assigned value of $25,099 as of the acquisition date, is being depreciated over five years and contributed $1,255 and $2,510 to the increase in depreciation and amortization for the three and six months ended June 30, 2005, respectively. The laundry facility contract rights acquired had an assigned value of $68,638 as of the acquisition date, are being amortized over twenty years and contributed $858 and $1,716 to the increase in depreciation and amortization for the three and six months ended June 30, 2005, respectively. The laundry facilities management equipment and contract rights are depreciated and amortized using the straight-line method. Also contributing to the increased depreciation expense was new equipment placed in laundry facilities at new locations and replacement of older equipment as contracts were renegotiated.

Cost of product sales.    Cost of product sales consists primarily of the cost of laundry equipment, MicroFridge equipment and parts and supplies sold as part of the product sales segment. Cost of product sales increased by $642, or 9%, to $7,795 for the three months ended June 30, 2005 as compared to $7,153 for the three months ended June 30, 2004 and by $1,130, or 9%, to $14,321 for the six months ended June 30, 2005 as compared to $13,191 for the six months ended June 30, 2004. As a percentage of sales, cost of product sold was approximately 75% and 74% for the three and six months ended June 30, 2005, respectively, as compared to 69% and 70% in the three and six months ended June 30, 2004. The gross margin on product sales includes the gross margins from the laundry equipment sales and MicroFridge business units. The gross margin in the laundry equipment sales business unit increased to 34% for the three and six-month periods ended June 30, 2005 as compared to 33% and 32% for the same periods in 2004. The gross margin in the MicroFridge business unit decreased to 18% and 20% for the three and six-month periods ended June 30, 2005 as compared to 27% and 26% for the same periods in 2004. These variations in margins are primarily attributable to changes in product mix.

Operating expenses

General, administration, sales and marketing expense.    General, administration, sales and marketing expense increased by $1,029, or 16%, to $7,647 for the three months ended June 30, 2005 as compared to $6,618 for the three months ended June 30, 2004 and by $2,867, or 23%, to $15,354 for the six months ended June 30, 2005 as compared to $12,487 for the six months ended June 30, 2004. As a percentage of total revenue, general, administration, sales and marketing expense decreased to 12% for both the three and six months ended June 30, 2005 from 15% and 14% for the corresponding periods in 2004. The increase is primarily attributable to increases in personnel costs resulting from the 2005 Acquisition and the increase in professional fees attributable to our use of outside consultants to assist us in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Loss on early extinguishment of debt.    In connection with the 2005 Acquisition, we entered into the 2005 senior credit facilities. In connection with the 2005 senior credit facilities, unamortized financing costs of $207 associated with our 2003 senior credit facilities were expensed during the first quarter of 2005. In connection with an amendment to our 2003 senior credit facilities, unamortized financing costs of $183 were expensed in the first quarter of 2004.

Gain on sale of assets.    Gain on sale of assets represents the gain from the sale of vehicles and other non-inventory assets in the ordinary course of business. In addition, in the six months ended June 30, 2004, the gain included $1,218 from the sale of certain laundry facilities management equipment and contracts. In the three and six months ended June 30, 2005, the gain included $10,588 from the sale of the corporate headquarters.

Income from operations

Income from operations increased $12,650, or 487%, to $15,248 for the three months ended June 30, 2005 compared to $2,598 the three months ended June 30, 2004 and by $13,588, or 197%, to $20,479 for the six months ended June 30, 2005 as compared to $6,891 for the six months ended June 30, 2004. To supplement the consolidated financial statements presented according to generally accepted accounting principles (GAAP), we have used a non-GAAP financial measure of adjusted income from operations. Management believes presentation of this measure is useful to investors to enhance an overall understanding of our historical financial performance and future prospects. Adjusted income from operations, which is adjusted to exclude certain gains and losses from the comparable GAAP income from operations, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. Excluding the loss on early extinguishment of debt and the gain on sale of assets, income from operations, as adjusted, would have been $4,660 and $10,098 for the three and six months ended June 30, 2005, respectively, compared to $2,598 and $5,856 in the same periods in 2004, or an increase of 79% and 72%, respectively. This increase is due primarily to the reasons discussed above. A reconciliation of income from operations in accordance with GAAP to adjusted income from operations is provided below:

	Three months ended June 30,			Six months ended June 30,
	2004	2005	% Change	2004	2005	% Change

Income from operations	$2,598	$15,248	487%	$6,891	$20,479	197%
Loss on early extinguishment of debt	—	—	—	183	207	13%
Loss (gain) on sale of fixed assets	—	(10,588)	—	(1,218)	(10,588)	769%

Adjusted income from operations	$2,598	$4,660	79%	$5,856	$10,098	72%

Interest expense, net

Interest expense, net of interest income, increased by $1,497, or 142%, to $2,553 for the three months ended June 30, 2005, as compared to $1,056 for the three months ended June 30, 2004 and by $2,702, or 127%, to $4,825 for the six months ended June 30, 2005 as compared to $2,123 for the six months ended June 30, 2004. The increase is primarily attributable to the increased borrowings in January 2005 to finance the 2005 Acquisition and an increase in the average borrowing rates to 5.6% and 5.5% for the three and six months ended June 30, 2005 as compared to 4.3% and 4.3% for the three and six month periods ended June 30, 2004. Non-cash interest associated with the accounting treatment of our interest rate swap agreements resulted in interest expense of $0 and $196 for the three and six months ended June 30, 2005, respectively, as compared to interest expense of $333 and $702 for the three and six months ended June 30, 2004, respectively.

Provision for income taxes

The provision for income taxes increased by $4,730, or 711%, to $5,395 for the three months ended June 30, 2005 compared to $665 for the three months ended June 30, 2004 and by $4,600, or 224%, to $6,652 for the six months ended June 30, 2005 as compared to $2,052 for the six months ended June 30, 2004. These increases are the net of an increase in taxable income and a decrease in the effective tax rate. Taxable income for the three and six months ended June 30, 2005 was significantly impacted by the $10,588 pre-tax gain on the sale of our corporate headquarters. The effective tax rate decrease of 0.5% to 42.5% from 43% for the three and six months ended June 30, 2005 compared to the same periods ended June 30, 2004 is primarily attributable to permanent differences between deductions for financial reporting and tax reporting.

Net income

As a result of the foregoing, net income increased by $6,423, or 732%, to $7,300 for the three months ended June 30, 2005 compared to $877 for the three months ended June 30, 2004 and by $6,286, or 231%, to $9,002 for the six months ended June 30, 2005 as compared to $2,716 for the six months ended June 30, 2004.

Fiscal year ended December 31, 2004 compared to fiscal year ended December 31, 2003

Revenue

Total revenue increased by $33,038, or 22%, to $182,694 for the year ended December 31, 2004 compared to $149,656 for the year ended December 31, 2003. The increase in total revenue for the year ended December 31, 2004 is primarily attributable to the revenue associated with the 2004 Acquisition.

Facilities management revenue

Total facilities management revenue increased by $30,531, or 27.8%, to $140,480 for the year ended December 31, 2004 as compared to $109,949 for the year ended December 31, 2003.

Revenue in our laundry facilities management business unit increased by $31,942, or 30.5%, to $136,725 for the year ended December 31, 2004 as compared to $104,783 for the year ended December 31, 2003. Of the increase, $27,200, or approximately 85.2%, is attributable to the 2004 Acquisition, while $4,742, or approximately 14.8% of the increase, is attributable to organic growth. Organic growth in 2004 was derived from the net addition of equipment installed in the field, vend-price increases, increase in usage of installed equipment, and the conversion of coin-operated to debit-card-operated systems.

Revenue in our reprographics business unit decreased by $1,411, or 27.3%, to $3,755 for the year ended December 31, 2004 as compared to $5,166 for the year ended December 31, 2003. This decrease is primarily attributable to the decrease in equipment use in libraries and similar facilities, as compared to 2003, and a reduction in the number of locations operated by us. We are forecasting decreases in reprographics business unit revenue to continue as the usage of vended reprographics equipment declines and we continue our strategy of not renewing contracts which we predict will have a negative impact on income.

Product sales

Total product sales revenue increased by $2,507, or 6.3%, to $42,214 for the year ended December 31, 2004 as compared to $39,707 for the year ended December 31, 2003.

Revenue in our MicroFridge business unit increased $1,905, or 7.5%, to $27,287 for the year ended December 31, 2004 as compared to $25,382 for the year ended December 31, 2003. The largest contributor to this increase in sales was the unit's academic business, which experienced revenue growth of $1,256, or 29%, in 2004 as compared to 2003. Sales to hospitality and assisted living customers increased $735, or 8%, for the year ended December 31, 2004 as compared to the same period in 2003. Offsetting these increases was a decrease in sales to government customers of $700, or 6%, for the year ended December 31, 2004 as compared to the same period in 2003. The increases in sales to the academic and hospitality and assisted living customers are primarily attributable to the improved economic conditions, our ability to attract new customers and the introduction of new appliance products. We believe the decrease in the government sales business is primarily attributable to overall spending by the government being directed away from military housing improvements and toward the current military efforts in the Middle East.

Revenue in our laundry equipment sales business unit increased $602, or 4%, to $14,927 for the year ended December 31, 2004 as compared to $14,325 for the year ended December 31, 2003. This increase is primarily attributable to a slight increase in the number of units sold and a favorable impact on revenue caused by the product mix sold.

Cost of revenue

Cost of facilities management revenue.    Cost of facilities management revenue includes rent paid to customers, those costs associated with installing and servicing laundry facilities management equipment, the costs of collecting, counting and depositing the facilities management revenue, and the costs of purchasing, delivering and servicing rented laundry facilities management equipment and MicroFridge equipment. Cost of facilities management revenue increased by $21,050, or 29%, to $94,459 for the year ended December 31, 2004 as compared to $73,409 for the year ended December 31, 2003. This increase is primarily attributable to the additional contracts added to the laundry facilities management business unit as a result of the 2004 Acquisition. As a percentage of facilities management revenue, cost of facilities management revenue has increased to 67.2% for the year ended December 31, 2004 as compared to 66.8% for the year ended December 31, 2003. This percentage increase is the result of the contractual laundry facilities management rent rate for the portfolio of laundry leases acquired in the 2004 Acquisition being slightly higher than our existing laundry leases. Facilities management rent can be affected by new and renewed laundry leases and by other factors such as the amount of incentive payments and laundry room betterments invested in new or renewed laundry leases. As we vary the amount invested in a facility, the facilities management rent as a function of facilities management revenue can vary. Incentive payments and betterments are amortized over the life of the laundry lease. The percentage of facilities management rent to facilities management revenue is also impacted by the facilities management rent rate structure in the reprographics business unit. Because this business unit has a much lower facilities management rent rate structure than the laundry facilities management business unit, any decrease in revenue will result in an increase in the overall cost of facilities management revenue as a percentage of facilities management revenue.

Depreciation and amortization.    Depreciation and amortization includes amounts included as a component of cost of revenue, which are primarily related to our laundry facilities management equipment in service and amounts included as an operating expense, which are primarily non-revenue-generating corporate assets. Aggregate depreciation and amortization increased by $4,024, or 24%, to $20,747 for the year ended December 31, 2004 as compared to $16,723 for the year ended December 31, 2003. This increase is primarily attributable to the depreciation and amortization of assets and contracts comprising the laundry facilities management assets purchased in the 2004 Acquisition. The laundry facilities management equipment acquired had an appraised value of $12,027 as of the acquisition date. We are depreciating this equipment over five years. The contract rights acquired had an appraised value of $28,060 as of the acquisition date and are being amortized over twenty years. Also contributing to the increased depreciation expense over 2003 was the fact that more new laundry facilities management equipment was placed in service at new locations and more laundry facilities management equipment was replaced as laundry leases were renewed.

Cost of product sales.    Cost of product sales consists primarily of the cost of laundry equipment, MicroFridge equipment and parts and supplies sold. In 2004, laundry and

MicroFridge equipment sales decreased as a percentage of total revenue. These sales typically create higher operating costs due to delivery and installation generally being more costly in the laundry equipment sales business unit than in the laundry facilities management business unit. Cost of product sales increased by $1,657, or 5.9%, to $29,874 for the year ended December 31, 2004 as compared to $28,217 for the year ended December 31, 2003. Gross margins on product sales were 27.8% for the year ended December 31, 2004 and 26.7% for the year ended December 31, 2003. The gross margin on product sales includes laundry and MicroFridge equipment sales. The gross margin in the laundry equipment sales business unit decreased slightly in 2004 as compared to 2003 from 33.1% of revenue to 32.4%, due to competitive pressure and a cost increase to us which was not entirely passed on to our customers. The gross margin associated with MicroFridge equipment sales increased to 25.2% of revenue in 2004 from 23.1% in 2003. This increase was caused primarily by the change in sales mix; specifically, an increase in higher margin sales to the academic markets.

Operating expenses

General, administration, sales and marketing expense.    General, administration, sales and marketing expense increased by $3,223, or 15%, to $24,083 for the year ended December 31, 2004 as compared to $20,860 for the year ended December 31, 2003. As a percentage of total revenue, general, administration, sales and marketing expense decreased from 14% in 2003 to 13% in 2004. The increases in general, administration, sales and marketing expense are primarily attributable to the additional sales personnel, selling expenses and marketing expenditures associated with the 2004 Acquisition of laundry leases. Also contributing to the increase were increases in general liability insurance, information technology systems related depreciation, and costs associated with the preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Loss on early extinguishment of debt.    In connection with the 2004 Acquisition and the corresponding amendment to our 2003 senior credit facilities, $183 of unamortized financing costs associated with the 2003 senior credit facilities were expensed during 2004. In connection with the June 24, 2003 refinancing of our 2000 senior credit facilities, $381 of unamortized financing costs were expensed during 2003.

Gain on sale of assets, net.    The net gain on sale of assets was $1,208 and $145 for the years ended December 31, 2004 and 2003, respectively. In January 2004, in connection with the 2004 Acquisition, we realized a gain of $1,218 on the sale of certain laundry facilities equipment and laundry leases for approximately $2,000, our best estimate of fair value. Also included in the transaction were prepaid facilities management rent, equipment and parts inventory. Also included in gain on sale of assets was the sale of vehicles and non-inventory assets in the ordinary course of our business.

Income from operations

Income from operations increased by $4,398, or 48%, to $13,509 for the year ended December 31, 2004 as compared to $9,111 for the year ended December 31, 2003. To supplement the consolidated financial statements presented on a GAAP basis, we have used a non-GAAP financial measure of adjusted income from operations. Management believes presentation of this measure is useful to investors to enhance an overall understanding of our historical financial performance and future prospects. Adjusted income from operations, which is adjusted to exclude certain gains and losses from the comparable GAAP income from operations, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. Excluding the loss on early extinguishment of debt and the gain on sale of assets to Web Service Company, income from operations would have been $12,474 and $9,492 for the years ended December 31, 2004 and 2003, respectively, or a 31% increase. This increase was due primarily to the reasons discussed above.

A reconciliation of income from operations, as reported, to adjusted income from operations is provided below:

	Year ended December 31,
	2003	2004

Income from operations	$9,111	$13,509
Loss on early extinguishment of debt	381	183
Gain on sale of fixed assets to Web Service Company	—	(1,218)

Adjusted income from operations	$9,492	$12,474

Interest expense, net

Interest expense, net, increased by $1,505, or 54%, to $4,312 for the year ended December 31, 2004 as compared to $2,807 for the year ended December 31, 2003. This increase is primarily attributable to the increased borrowings in January 2004 to finance the approximately $39,900 cash component of the 2004 Acquisition. Non-cash interest expense associated with the accounting treatment of our interest rate swap agreements resulted in interest expense of $1,368 and $648 for the years ended December 31, 2004 and 2003, respectively.

Gain on sale of lease receivables

During 2003, we sold certain lease receivables associated with the MicroFridge business unit. The $836 gain associated with this sale is primarily attributable to the interest income that would have been recognized throughout the life of the lease had it not been sold.

Provision for income taxes

The provision for income taxes increased by $898, or 30%, to $3,934 for the year ended December 31, 2004 as compared to $3,036 for the year ended December 31, 2003. The increase is primarily attributable to the changes in taxable income. The effective tax rate has remained relatively constant at 42.8% and 42.5%, for the years ended December 31, 2004 and 2003, respectively.

Net income

As a result of the foregoing, net income increased $1,159, or 28%, to $5,263 for the year ended December 31, 2004 as compared to $4,104 for the year ended December 31, 2003.

Fiscal year ended December 31, 2003 compared to fiscal year ended December 31, 2002

Revenue

Total revenue decreased by $712, or less than 1%, to $149,656 for the year ended December 31, 2003 compared to $150,368 for the year ended December 31, 2002. This decrease was related to decreases in MicroFridge sales and rental revenue and revenue from our reprographics business unit, partially offset by increases in revenue from our laundry facilities management and laundry equipment sales business units.

Facilities management revenue

Total facilities management revenue increased by $322, or 1%, to $109,949 for the year ended December 31, 2003 as compared to $109,627 for the year ended December 31, 2002.

Revenue in our laundry facilities management business unit increased by $1,070, or 1%, to $104,783 for the year ended December 31, 2003 as compared to $103,713 for the year ended December 31, 2002. This increase is primarily due to an increase in the installed equipment base, increases in vend-prices, and continued conversion from coin-operated to higher revenue generating debit-card-operated systems, partially offset by a decrease in revenue caused by an increase in apartment vacancy rates in several of our laundry facilities management markets. Apartment vacancy rates increased for the second consecutive year, particularly in Florida, Georgia, and North Carolina, where we generate approximately 50% of our facilities management revenue. Vacancy rates also continued to increase in the northern markets where we conduct a significant portion of our business, though not to the extent of the increases in the southern markets. The increase in the installed equipment base was achieved through increases in all of our laundry facilities management markets, particularly the northeast, where targeted marketing campaigns and experienced sales personnel were added. Increases in vend-prices are typically made at locations which have not had an increase in vend-price for over a year. An increase in vend-price at a coin-operated location will typically be in increments of $0.25 per use, whereas at a debit-card-operated location the increase may vary due to technology allowing for increases in more flexible increments.

Revenue in our reprographics business unit decreased by $748, or 12.6%, to $5,166 for the year ended December 31, 2003 as compared to $5,914 for the year ended December 31, 2002. This decrease was attributable to the decrease in equipment use in libraries and similar facilities, as compared to 2002, and a reduction in the number of locations operated by us. In 2003, we continued our strategy, begun in the second half of 2002, of not renewing contracts when we could not negotiate acceptable pricing terms. This resulted in the elimination of approximately 25 accounts in 2003, representing approximately 7% of our 2003 reprographics business unit revenue. Also affecting the revenue decline in 2003 as compared to 2002 were accounts not yet renewed or eliminated which had decreased usage as compared to 2002.

Product sales

Total product sales revenue decreased by $1,034, or 2.6%, to $39,707 for the year ended December 31, 2003 as compared to $40,741 for the year ended December 31, 2002. Revenue in our MicroFridge business unit decreased by approximately $1,070, or 4.2%, to $25,382 for the year ended December 31, 2003, as compared to $26,452 for the year ended December 31, 2002. The decrease is attributable primarily to a decrease of 39% in the academic sales and rental business. The MicroFridge academic market decreases were offset, in part, by an increase in revenue of 14% in the MicroFridge government and military sales business. Revenues for the MicroFridge and hospitality and assisted living business was essentially the same in 2003 as in 2002. The decrease in the 2003 academic business, as compared to 2002, was caused primarily by fewer sales of MicroFridge units to colleges and universities, and less rental business on campuses, both rented to colleges and directly to students. We believe these lower numbers were due to colleges and universities shifting the cost of purchasing certain amenities to the students as well as the increased availability of similar products at retail stores. The increased availability of similar appliances at retail stores and our avoidance of low margin rental contracts are the primary reasons for MicroFridge rental revenue decreasing in 2003 as compared to 2002. Although it is our strategy to convert academic rental customers to a purchase program, we have not been successful in converting sufficient programs to offset losses resulting from this ongoing decline in MicroFridge rental revenue and do not believe we will be able to achieve this objective in the future. The increase in MicroFridge government and military sales is due primarily to the increased government spending on military base housing, and our increased sales and marketing efforts toward this business. In general, hotels and assisted living facilities have not increased spending on amenities such as MicroFridge products as compared to 2002, which were down significantly from prior levels due to the general U.S. economic slowdown. We have succeeded at maintaining our market share in this business by increasing our market penetration and promotional spending.

Revenue in our laundry equipment sales business unit increased by $36, or less than 1%, to $14,325 for the year ended December 31, 2003 as compared to $14,289 for the year ended December 31, 2002. This slight increase is primarily attributable to a slight increase in the number of units sold and a favorable impact on revenue caused by the product mix sold.

Cost of revenue

Cost of facilities management revenue.    Cost of facilities management revenue includes rent paid to customers as well as those costs associated with installing and servicing laundry facilities management equipment and costs of collecting, counting and depositing the facilities management revenue, and the costs of purchasing, delivering and servicing rented laundry facilities management equipment and MicroFridge equipment. Cost of facilities management revenue decreased by $552, or 1%, to $73,409 for the year ended December 31, 2003 as compared to $73,961 for the year ended December 31, 2002. This decrease was primarily attributable to a reduction in costs associated with a $748 decrease in reprographics revenue and our implementation of various cost cutting measures, partially offset by an increase in costs associated with a $1,070 increase in laundry facilities management revenue. The ratio of cost of facilities management revenue to facilities management revenue decreased by less than 1% to 66.8% for the year ended December 31, 2003 as compared to 67.5% for the year ended December 31, 2002. Cost of facilities management revenue can be affected by new and renewed laundry leases and by other factors such as the amount of incentive payments and laundry room betterments invested in new or renewed laundry leases. As we vary the amount invested in a facility, the cost of facilities management revenue as a function of facilities management revenue can vary. Incentive payments and betterments are amortized over the life of the laundry lease. The percentage of cost of facilities management revenue to facilities management revenue is also impacted by the facilities management rent rate structure in the reprographics business unit. Because this business unit has a much lower facilities management rent rate structure than the laundry facilities management business unit, any decrease in revenue will result in an increase in the overall cost of facilities management revenue as a percentage of facilities management revenue.

Depreciation and amortization.    Depreciation and amortization include amounts included as a component of cost of revenue, which are primarily related to laundry facilities management and MicroFridge equipment in service, and amounts included as an operating expense, which are primarily non-revenue-generating corporate assets. Aggregate depreciation and amortization increased by $222, or 1%, to $16,723 for the year ended December 31, 2003 as compared to $16,501 for the year ended December 31, 2002. Depreciation expense of property, plant and equipment increased by 1% when compared to 2002 due to increased purchases of equipment in 2003 as compared to 2002.

Cost of product sales.    Cost of product sales increased by $723, or 2.6%, to $28,217 for the year ended December 31, 2003 as compared to $27,494 for the year ended December 31, 2002. In 2003, laundry and MicroFridge equipment sales decreased slightly as a percentage of total revenue. These sales typically create higher operating costs due to delivery and installation generally being more costly in the laundry equipment sales business unit than in the laundry facilities management business unit. Gross margins on product sales were 30.0% and 26.7% for the years ended December 31, 2002 and 2003, respectively. The gross margin on product sales includes laundry and MicroFridge equipment sales. The gross margin in the laundry equipment sales business unit remained unchanged in 2003 as compared to 2002. The gross margin associated with MicroFridge equipment sales decreased to 23.1% of revenue in 2003 from 28.3% in 2002. This decline was caused primarily by the change in sales mix, specifically, a decrease in higher margin sales to the academic market.

Operating expenses

General, administration, sales and marketing expense.    General, administration, sales and marketing expense increased by $376, or 2%, to $20,860 for the year ended December 31, 2003 as compared to $20,484 for the year ended December 31, 2002. General, administration, sales and marketing expenses were 14% of revenue for the years ended December 31, 2002 and 2003. This increase in spending was primarily attributable to increases in advertising, promotional spending and professional fees. The increase in advertising was primarily in the MicroFridge and laundry facilities management business units, followed by the laundry equipment sales business unit. The increase in advertising spending in the laundry facilities management business unit was in connection with growth strategies in some markets. In the MicroFridge and laundry equipment sales business units, increased advertising expenditures were in reaction to the effect of the general economic downturn and competitive factors.

Loss on early extinguishment of debt.    On June 24, 2003, we entered into the 2003 senior credit facilities to replace a credit agreement entered into in 2000. In connection with the termination of the 2000 credit agreement, $381 of related expenses, which had previously been capitalized and not fully amortized at the time the June 24, 2003 agreement was executed, was written-off.

Gain on sale of assets, net.    The net gain on sale of assets includes the sale of vehicles and other non-inventory assets in the ordinary course of our business.

Income from operations

Income from operations decreased by $1,812, or 17%, to $9,111 for the year ended December 31, 2003 as compared to $10,923 for the year ended December 31, 2002. To supplement the consolidated financial statements presented on a GAAP basis, we have used a non-GAAP financial measure of adjusted income from operations. Management believes presentation of this measure is useful to investors to enhance an overall understanding of our historical financial performance and future prospects. Adjusted income from operations, which is adjusted to exclude certain gains and losses from the comparable GAAP income from operations, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. Excluding the loss on early extinguishment of debt, income from operations would have been $9,492 and $10,923 for the years ended December 31, 2003 and 2002, respectively, or a 13% decrease. This decrease was due primarily to the reasons discussed above.

A reconciliation of income from operations, as reported, to adjusted income from operations is provided below:

	Year ended December 31,
	2002	2003

Income from operations	$10,923	$9,111
Loss on early extinguishment of debt	—	381

Adjusted income from operations	$10,923	$9,492

Interest expense, net

Interest expense, net, decreased by $1,771, or 39%, to $2,807 for the year ended December 31, 2003 as compared to $4,578 for the year ended December 31, 2002. This decrease is primarily related to the decrease in interest rates charged to us, a decrease in total borrowings, and the impact of the new interest rate swap agreement having a lower fixed rate than those that were terminated. Our total bank borrowings decreased by $5,432 during the year from $56,825 at December 31, 2002, to $50,873 at December 31, 2003. Interest expense, net for the years ended December 31, 2003 and 2002 include non-cash expense of $648 and $828 respectively, before the effect of income taxes, related to the terminated swap agreements.

Gain on sale of lease receivables

During 2003, we sold certain lease receivables associated with the MicroFridge business unit. The $836 gain associated with this sale is primarily attributable to the interest income that would have been recognized throughout the life of the lease had it not been sold.

Provision for income taxes

The provision for income taxes increased $469, or 18%, to $3,036 for the year ended December 31, 2003 as compared to $2,567 for the year ended December 31, 2002. The effective tax rate increased from 41% to 43% from the year ended December 31, 2002 to the year ended December 31, 2003. The provision for income tax is higher than our statutory tax rate primarily due to deductions recognized for financial reporting purposes, which are not deductible for federal and state tax purposes.

Effect of change in accounting principle

On January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). As a result of an evaluation conducted by an independent third party valuation firm, it was determined that the fair value of the laundry facilities management and MicroFridge business units exceeded their book value; therefore no impairment of goodwill occurred in these business units. However, due to the continued decline in the services of the reprographics business unit as a result of expanding use of the Internet and access to free laser printers in college and public libraries, the book value of the reprographics business unit exceeded the fair value, resulting in a non-cash write-off of the remaining book value of the business unit's goodwill in the period ended March 31, 2002, of $906, or $0.07 per share.

Following is the impact on earnings of implementing FAS 142 on the years ended December 31, 2003 and 2002. See Note 6 of the Mac-Gray consolidated financial statements:

	For the year ended December 31,
	2002	2002 per share	2003	2003 per share

Reported earnings	$2,868	$0.23	$4,104	$0.32
Add: Impairment charge to comply with new accounting standard—net of taxes	906	0.07	—	—

Earnings, as adjusted	$3,774	$0.30	$4,104	$0.32

Net income

As a result of the foregoing, net income increased $1,236, or 43%, to $4,104 for the year ended December 31, 2003 as compared to $2,868 for the year ended December 31, 2002.

Liquidity and capital resources

We believe that we can satisfy our working capital requirements and funding of capital needs with internally generated cash flow and, as necessary, borrowings under our revolving loan facility described below. Included in the capital requirements that we expect to be able to fund during 2005 are approximately $30,032 of anticipated capital expenditures and incentive payments, of which $13,869 of capital expenditures was funded on or prior to June 30, 2005 and $2,269 of incentive payments to property managers was funded on or prior to June 30, 2005. The capital expenditures for 2005 are primarily composed of laundry room betterments and laundry equipment installed in connection with new customer leases and the renewal of existing leases.

During 2004 and the first six months of 2005, we required substantial amounts of new debt financing to fund our 2004 Acquisition and 2005 Acquisition. Absent extraordinary transactions such as these, we historically have not needed sources of financing other than our internally generated cash flow and our revolving credit facility to fund our working capital, capital expenditures and investment requirements. As a result, we anticipate that our cash flow from operations and revolving credit facility will be sufficient to meet our anticipated cash requirements for at least the next twelve months.

From time to time, we consider potential acquisitions. We believe that any future significant acquisitions would likely require us to obtain additional debt or equity financing. In the past, we have been able to obtain such financing for other material transactions on terms that we believed to be reasonable. However, it is possible that we may not be able to find acquisition financing on favorable terms in the future.

Our current long-term liquidity needs are principally the repayment of the outstanding principal amounts of our long-term indebtedness, including borrowings under our 2005 senior credit facilities. We are unable to project with certainty whether our long-term cash flow from operations will be sufficient to repay our long-term debt when it comes due. If this cash flow is insufficient, then we would need to refinance such indebtedness or otherwise amend its terms to extend the maturity dates. We cannot make any assurances that such refinancings or amendments, if necessary, would be available on reasonable terms, if at all.

Operating activities

For the years ended December 31, 2002, 2003, and 2004, our source of cash has been primarily from operating activities and, in connection with the 2004 Acquisition, funds borrowed under our 2003 senior credit facilities. In addition to the 2004 Acquisition, our primary uses of cash have been the purchase of new laundry equipment and MicroFridge equipment, and reduction of debt. We anticipate that we will continue to use cash flow from our operating activities to finance working capital needs, capital expenditures, interest payments on outstanding indebtedness, principal payments of outstanding indebtedness, and other expenditures.

For the years ended December 31, 2002, 2003, and 2004, net cash flows provided by operating activities were $26,835, $24,480 and $37,108, respectively. Cash flows from operations consist primarily of facilities management revenue and equipment sales, offset by the cost of facilities management revenue, cost of product sold, and general administration, sales and marketing expenses. The increase for the year ended December 31, 2004 as compared to the year ended December 31, 2003 is primarily attributable to ordinary changes in working capital and the additional facilities management revenue from the laundry facilities management assets acquired in the 2004 Acquisition. The most significant increases in cash flows provided by operating activities were net income and depreciation and amortization expense as well as increases in accounts payable and accrued expenses and decreases in accounts receivable. The increase in depreciation and amortization expense is primarily attributable to the additional laundry facilities management equipment and contract rights acquired in the 2004 Acquisition. The increase in accounts payable is primarily attributable to an increase in accrued facilities management rent as a result of the 2004 Acquisition as well as the timing of trade accounts payable. The decrease in accounts receivable was primarily attributable to the timing of sales of laundry and MicroFridge equipment and our continued emphasis on collection efforts.

For the six months ended June 30, 2005, our source of cash has been primarily from operating activities and, in connection with the 2005 Acquisition, funds borrowed under the 2005 senior credit facilities. In addition to the 2005 Acquisition, our primary uses of cash have been the purchase of new laundry machines and MicroFridge equipment, and the reduction of debt. We anticipate that we will continue to use cash flows provided by operating activities to finance working capital needs, including interest payments on outstanding indebtedness, capital expenditures and other expenditures.

For the six months ended June 30, 2005 and 2004, net cash flows provided by operating activities were $24,808 and $18,607, respectively. Cash flows from operations consists primarily of facilities management revenue and product sales, offset by the cost of facilities management revenues, cost of product sales, and general, administration, sales and marketing expenses. The increase for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 is attributable to ordinary changes in working capital and the addition of the laundry facilities management business acquired in the 2005 Acquisition. The most significant increases in cash flows provided by operating activities were a decrease in accounts receivable and an increase in accounts payable, accrued facilities management rent and accrued expenses. The increase of $13,131 in accounts payable, accrued facilities management rent and accrued expenses is primarily due to a final payment of $3,700 due as part of the 2005 Acquisition as well as the timing of purchases of inventory, capital equipment and services and when such expenditures are due to be paid. The 2005 Acquisition also caused an increase in accrued costs of facilities management revenue at June 30, 2005 as compared to June 30, 2004. Depreciation and amortization expense increased in the period ended June 30, 2005 as compared to the period ended June 30, 2004, due primarily to the 2005 Acquisition.

Investing activities

For the years ended December 31, 2002, 2003, and 2004, net cash flows used in investing activities were $12,436, $12,802, and $57,101, respectively. The increase for the year ended December 31, 2004 as compared to the year ended December 31, 2003 is primarily attributable to the payment for the laundry facilities management assets acquired in the 2004 Acquisition of $41,454. Other capital expenditures for the years ended December 31, 2004 and 2003 were $17,826 and $15,372, respectively. The increase of $2,454, or 16%, in capital expenditures was the result of an increased installed equipment base, and more laundry leases being renewed in the year ended December 31, 2004 than in the same period in 2003, due in part to the additional laundry leases acquired in the 2004 Acquisition. Proceeds of $2,000 from the January 2004 sale of laundry facilities equipment and contracts to Web Service Company were used to fund a portion of the aforementioned acquisitions.

For the six months ended June 30, 2005 and 2004, net cash flows used in investing activities were $105,691 and $47,325, respectively. The increase was due primarily to cash of $106,244 used for the 2005 Acquisition as compared to cash of $40,481 used for the 2004 Acquisition. Other capital expenditures for the first six months of 2005 and 2004 were $11,610 and $8,967, respectively. This increase of $2,643, or 29%, was primarily the result of more installed laundry equipment being placed in service, and more laundry facilities leases being renegotiated in the first six months of 2005 than in the same period in 2004, due in part to the addition of laundry facilities contracts acquired as a part of the 2005 Acquisition. Capital expenditures are expected to continue at a higher level due to the increased level of activity resulting from the 2005 Acquisition. Cash flows used in investing activities in 2004 also include $2,000 of proceeds from the January 2004 sale of laundry facilities equipment and contracts in connection with the 2004 Acquisition.

Financing activities

For the years ended December 31, 2002, 2003, and 2004, net cash flows (used in) provided by financing activities were $(14,608), $(11,398) and $21,188, respectively. Cash flows (used in)

provided by financing activities consist primarily of proceeds from and repayments of bank borrowings, and other long-term debt, which increased due to borrowings to fund the 2004 Acquisition. Also included in the year ended December 31, 2004 is the financing cost related to the 2003 senior credit facilities amendment obtained in January in connection with the 2004 Acquisition.

For the six months ended June 30, 2005 and 2004, net cash flows provided by financing activities were $85,767 and $30,253, respectively. Cash flows provided by financing activities consist primarily of net proceeds from bank borrowing, and other long-term debt, which increased due to borrowings to fund the 2005 Acquisition. Also included in the periods ended June 30, 2005 and 2004 are the financing costs related to the 2005 senior credit facilities and an amendment to our 2003 senior credit facilities obtained in January 2004, in connection with the 2005 Acquisition and the 2004 Acquisition.

During 2003, we repurchased 155,500 shares of our common stock at a total cost of $622.

On June 24, 2003, we entered into the 2003 senior credit facilities with a group of banks. This transaction retired both the June 2000 revolving line of credit and the June 2000 senior term loan facility, which were due to expire in July 2004 and June 2005, respectively. On January 16, 2004, in connection with the 2004 Acquisition, we obtained an amendment to our 2003 senior credit facilities, which provided for borrowings of up to $105,000. The average interest rate on borrowings outstanding at December 31, 2004 was approximately 4.5%, including the applicable spread paid to the banks. At December 31, 2004, we were in compliance with all financial covenants related to the amended 2003 senior credit facilities.

In connection with the 2005 Acquisition, on January 10, 2005, we and various lenders entered into the 2005 senior credit facilities that consist of an $80.0 million term loan facility and a $120.0 million revolving loan facility, each of which matures on January 10, 2010. The Company used $80.0 million of the term loan facility borrowings and approximately $93.4 million of the revolving loan facility borrowings to finance the 2005 Acquisition and to pay related costs and expenses, and to repay the outstanding obligations under and terminate our 2003 senior credit facilities. The 2005 senior credit facilities are collateralized by a blanket lien on our assets and the assets of our subsidiaries, other than one non-wholly owned subsidiary in which we own a controlling interest, as well as a pledge by us of all the capital stock of these subsidiaries. The term loan facility requires quarterly payments of $2,000 during 2005, $3,000 during 2006, $4,000 during 2007, $5,000 during 2008, and $6,000 for the first three quarters of 2009 and a final payment of $6,000 on January 10, 2010. The term loan facility is subject to mandatory prepayment with, in general and subject to exception: (i) 100% of the net proceeds received by the us from any sale, transfer or other disposition of any of our properties or assets, (ii) 100% of the net proceeds received by us from any casualty or other insured damage to, or any taking under power of eminent domain or similar proceeding of, any of our properties or assets, (iii) 50% of the net proceeds received by us from the issuance of its equity interests or any capital contribution, (iv) 100% of the net proceeds above $2,000 received by us from the sale of our corporate headquarters in Cambridge (which was sold on June 30, 2005) and (v) 100% of the net proceeds received by us from our incurrence of any indebtedness other than permitted indebtedness. In addition to the scheduled quarterly payments, we are required to repay the term loan facility with an amount equal to 50% of excess cash flow (as such term is defined in the credit agreement governing the 2005 senior credit facilities) for each fiscal year, commencing with the fiscal year ended December 31, 2005, if the funded debt ratio (as such term is defined in the credit agreement) is greater than or equal to 1.50 to 1.

Borrowings outstanding under the 2005 senior credit facilities bear interest at a fluctuating rate equal to (i) in the case of Eurodollar rate loans, the LIBOR rate (adjusted for statutory reserves) plus an applicable percentage, ranging from 1.75% to 2.50% (currently 2.25%) determined quarterly by reference to the funded debt ratio or (ii) in the case of alternate base rate loans and swing line loans, the higher of (a) the federal funds rate plus 0.5% or (b) the annual rate of interest announced by JPMorgan Chase Bank, N.A. as its "prime rate," in each case, plus an applicable percentage, ranging from 0.75% to 1.50% (currently 1.25%), determined quarterly by reference to the funded debt ratio. The average interest rates of our borrowings under the 2005 senior credit facilities at December 31, 2004 and June 30, 2005 were 4.5% and 5.6%, respectively.

Under the 2005 senior credit facilities, we pay a commitment fee equal to a percentage, either 0.375% or 0.50%, determined quarterly by reference to the funded debt ratio, of the average daily-unused portion of the 2005 senior credit facilities. This commitment fee percentage is currently 0.375%. Following the offering the term loan will be repaid in full.

The credit agreement for the 2005 senior credit facilities includes customary covenants, including, but not limited to, restrictions pertaining to: (i) the incurrence of additional indebtedness, (ii) limitations on liens, (iii) making distributions, dividends and other payments, (iv) the making of certain investments and loans, (v) mergers, consolidations and acquisitions, (vi) dispositions of assets, (vii) the maintenance of minimum consolidated net worth, funded debt ratios and consolidated cash flow coverage ratios, (viii) transactions with affiliates, (ix) sale and leaseback transactions, (x) entering into swap agreements and (xi) changes to governing documents, in each case subject to numerous baskets, exceptions and thresholds. The funded debt ratio and consolidated cash flow coverage ratio that we were required to meet as of June 30, 2005 were 3.75 to 1.00 and 1.00 to 1.00, respectively. We were in compliance with these and all other financial covenants at June 30, 2005.

The credit agreement for the 2005 senior credit facilities provides for customary events of default, including, but not limited to:(i) failure to pay any principal or interest when due, (ii) failure to comply with covenants, (iii) any material representation or warranty made by us proving to be incorrect in any material respect, (iv) defaults relating to or acceleration of other material indebtedness, (v) certain insolvency or receivership events affecting us or any of our subsidiaries, (vi) a change in control, (vii) material judgments, claims or liabilities against us or (viii) a material defect in the lenders' lien against the collateral securing the obligations under the credit agreement. We were not in default under the 2005 senior credit facilities at June 30, 2005.

We are also subject to customary covenants, including, but not limited to, restrictions pertaining to: (1) the incurrence of additional indebtedness, (2) limitations on liens, (3) making distributions, dividends and other payments, (4) the making of certain investments and loans, (5) mergers, consolidations and acquisitions, (6) dispositions of assets, (7) the maintenance of minimum consolidated net worth, funded debt ratios and consolidated cash flow coverage ratios, (8) transactions with affiliates, (9) sale and leaseback transactions, (10) entering into swap agreements and (11) changes to governing documents, in each case subject to numerous baskets, exceptions and thresholds.

The credit agreement provides for customary events of default, including, but not limited to: (1) failure to pay any principal or interest when due, (2) failure to comply with covenants, (3) any material representation or warranty made by us proving to be incorrect in any material respect, (4) defaults relating to or acceleration of other material indebtedness, (5) certain insolvency or receivership events affecting us or any of our subsidiaries, (6) a change in control, (7) material judgments, claims or liabilities against us or (8) a material defect in the lenders' lien against the collateral securing the obligations under the credit agreement.

We will be amending the 2005 senior credit facilities to permit the offering of the notes and modify certain of the covenants under these facilities. This amendment will require us to use all of the net proceeds from the offering of the notes to repay the term loan facility in full and reduce the amount outstanding under the revolving loan facility. Following the amendment, only the $120 million revolving loan facility will remain available. The completion of the offering is conditioned upon the execution of this amendment.

On March 4, 2004, we obtained a $4,000 mortgage loan on our corporate headquarters in Cambridge, Massachusetts. The loan bore interest at a rate of LIBOR plus 1.50%, had a twenty-five year amortization schedule, which included quarterly payments of $40 plus interest from June 2004, and had a balloon payment of $3,280 due upon its maturity on December 31, 2008. This loan was repaid and the mortgage released on June 30, 2005 with part of the proceeds of the sale of our corporate headquarters.

We have entered into standard International Swaps and Derivatives Association, or ISDA, interest rate swap agreements to manage the interest rate risk associated with our 2005 senior credit facilities. For a description of our interest rate swap agreements, see "—Quantitative and qualitative disclosures about market risk."

On June 24, 2003, we terminated two $20,000 interest rate swap agreements, which had been in effect since February 2000 and January 2002, respectively. The January 2002 interest rate swap agreement was due to expire in February 2004 while the February 2000 interest rate swap agreement was due to expire in February 2005. We paid $3,037 to terminate both the February 2000 and January 2002 swap agreements. As the timing of the forecasted future interest payments did not significantly change as a result of the 2005 senior credit facilities, the accumulated other comprehensive losses related to the terminated interest rate swap agreements are reclassified against current period earnings in the same period the forecasted interest payments occur. Upon termination, there was $1,419, net of taxes of $946, included in accumulated other comprehensive loss. The $88 associated with the January 2002 interest rate swap agreement was reclassified as an earnings charge through February 2004 and the $1,331 associated with the February 2000 interest rate swap agreement is being reclassified as an earnings charge through February 2005.

Contractual obligations

A summary of our contractual obligations and commitments related to our outstanding long-term debt and future minimum lease payments related to our vehicle fleet, warehouse rent and facilities management rent as of June 30, 2005 is as follows:

Fiscal year	Long-term debt	Facilities rent commitments	Capital lease commitments	Operating lease commitments	Total

2005 (six months)	$4,000	$3,413	$561	$866	$8,840
2006	12,000	6,183	1,036	984	20,203
2007	16,000	5,254	659	538	22,451
2008	20,000	4,076	272	357	24,705
2009	18,000	3,011	22	306	21,339
Thereafter	88,278	4,315	—	334	92,927

Total	$158,278	$26,252	$2,550	$3,385	$190,465

Subsequent to June 30, 2005 we entered into a ten year lease for our corporate headquarters at an annual cost of $942.

We anticipate that available funds from current operations, existing cash and other sources of liquidity will be sufficient to meet current operating requirements and anticipated capital expenditures. However, we may require external sources of financing for any significant future acquisitions. Further, the 2005 senior credit facilities mature in January 2010. We expect the repayment of this facility will require external financing.

Off balance sheet arrangements

As of December 31, 2002, 2003 and 2004, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Seasonality

We experience moderate seasonality as a result of our operations in the college and university market. Revenues derived from the college and university market represented approximately 20% of our total facilities management revenue in 2004. Academic facilities management and rental revenues are derived substantially during the school year in the first, second and fourth calendar quarters. Conversely, our operating and capital expenditures have historically been higher during the third calendar quarter when we install a large amount of equipment while colleges and universities are generally on summer break. Product sales, principally of MicroFridge products, to this market are typically higher during the third calendar quarter as compared to the rest of the calendar year, somewhat offsetting the seasonality effect of the laundry facilities management business unit. The laundry facilities management assets acquired in the 2005 Acquisition are not expected to affect the degree of seasonality experienced by us.

Inflation

We do not believe that our financial performance has been materially affected by inflation.

Critical accounting policies and estimates

The preparation of our consolidated financial statements in accordance with GAAP requires management to make judgments, assumptions and estimates that effect the amounts reported. A critical accounting estimate is an assumption about highly uncertain matters and could have a material effect on the consolidated financial statements if another, also reasonable, amount were used or a change in the estimate is reasonably likely from period to period. We base our assumptions on historical experience and on other estimates that we believe are reasonable under the circumstances. Actual results could differ significantly from these estimates.

Our critical accounting policies, as described in Note 2 to the Mac-Gray consolidated financial statements, "Significant Accounting Policies," state our policies as they relate to significant matters: cash and cash equivalents, revenue recognition, provision for doubtful accounts, inventories, provision for inventory reserves, intangible assets, impairment of long-lived assets, financial instruments and fair value of financial instruments.

Cash and cash equivalents.    We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. On occasion we have excess cash available for a short period of time; when this occurs, we invest such excess cash in repurchase agreements and other highly liquid short-term investments. Accordingly, the investments are subject to minimal credit and market risk. Included in cash and cash equivalents is an estimate of cash not yet collected at period end which remains at laundry facilities management and reprographics customer locations. At December 31, 2004 and 2003, this totaled $4,549 and $3,621, respectively. We record the estimated cash not yet collected as cash and cash equivalents and facilities management revenue. We also record the estimated related facilities management rent expense. These estimates are based upon historical collection trends, so that total cash at the end of each period will be reasonably stated.

Revenue recognition.    We recognize laundry facilities management and reprographics revenue on the accrual basis. MicroFridge rental revenue is recognized ratably over the related contractual period. Included in deferred revenue and deposits is an estimate of unused debit-card value. We recognize revenue from product sales upon shipment of the products unless otherwise specified. We offer limited-duration warranties on MicroFridge products and, at the time of sale, provide reserves for all estimated warranty costs based upon historical warranty costs. Actual costs have not exceeded our estimates. Shipping and handling fees charged to customers are recognized upon shipment of the products and are included in revenue with related cost included in cost of sales.

We have entered into long-term lease transactions that meet the qualifications of a sales-type lease for certain equipment. For these transactions, the amount of revenue recognized upon product shipment is the present value of the minimum lease payments, excluding executory costs and excluding profits on executory costs, discounted at the interest rate implicit in the lease. Interest revenue is recognized over the life of the rental agreement. At December 31, 2004 and 2003, we had $4,276 and $6,553, respectively, in receivables related to sales-type leases. These receivables have been recorded net of unearned interest income of $359 and

$667 at December 31, 2004 and 2003. These receivables are primarily due ratably over the next seven years and have been classified as other current assets and other long-term assets, as appropriate, on the balance sheet. The related reserve for uncollectible lease receivables at December 31, 2004 and 2003 was $152 and $542, respectively. We have not entered into significant sales-type leases since 2001.

All installation and repair services are provided on an occurrence basis, not on a contractual basis. Related revenue is recognized at the time the installation service, or other service, is provided to the customer.

We believe our accounting for facilities management revenue, rental revenue, service fees and long-term lease transactions are appropriate for us, properly matching the earnings process with the proper reporting period.

Provision for doubtful accounts.    On a regular basis, we review the adequacy of our provision for doubtful accounts for trade accounts receivable and lease receivables based on historical collection results and current economic conditions using factors based on the aging of our trade accounts receivable and lease receivables. In addition, we estimate specific additional allowances based on indications that a specific customer may be experiencing financial difficulties.

Inventories.    Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market and primarily consist of finished goods. Based on the nature of our inventory, being laundry and MicroFridge equipment, and our inventory handling practices, we believe the lower of cost or market is the most appropriate valuation method for us.

Provision for inventory reserves.    On a regular basis, we review the adequacy of our reserve for inventory obsolescence based on historical experience, product knowledge and frequency of shipments.

Goodwill and intangible assets.    Intangible assets primarily consist of various non-compete agreements, customer lists, goodwill and contract rights recorded in connection with acquisitions. The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from five to fifteen years. Customer lists are amortized using the straight-line method over fifteen years. Contract rights are amortized using the straight-line method over fifteen or twenty years. The life assigned to acquired contracts is based on several factors, including: the seller's renewal rate of the contract portfolio for the most recent years prior to the acquisition, the number of years the average contract has been in the seller's contract portfolio, the overall level of customer satisfaction within the contract portfolio and our ability to maintain or exceed the level of customer satisfaction maintained by the seller prior to the acquisition by us. We are accounting for acquired contract rights on a pool-basis based on the fact that, in general, no single contract accounts for more than 1.5% of the revenue of any acquired portfolio and the fact that few of the contracts are predicted to be terminated, either prior to or at the end of the contract term. Based on our experience, we believe that these costs associated with various acquisitions are properly recognized and amortized over a reasonable length of time. In accordance with FAS 142, we stopped amortizing goodwill on January 1, 2002.

Impairment of long-lived assets.    We review long-lived assets, including fixed assets, acquired contract rights and intangible assets with definitive lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Our annual impairment test for contract rights assigned a 15-year amortization period consists of comparing the current number of machines under contract and the current cash flow of all our contracts in the market where the portfolios were acquired to the original number of machines acquired and the cash flow as predicted by us at the time of the acquisition. For those contract rights assigned a 20-year amortization period, our annual impairment test consists primarily of identifying the accumulated retention rate of the specific contract portfolio in order to assess the appropriateness of the net book value of the related contract rights. If impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

In accordance with FAS 142, we test our goodwill annually for impairment and whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The goodwill impairment review consists of a two-step process of first determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. Fair values of the reporting units were determined based on estimates of comparable market price or discounted future cash flows. If this fair value exceeds the carrying value, no further analysis or goodwill impairment charge is required. If the fair value of the reporting unit is less than the carrying value of the net assets, the fair value of the reporting unit is allocated to all the underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written-down to its fair value. On January 1, 2002, in connection with the initial application of FAS 142, we recognized an impairment charge of $906.

Financial instruments.    We account for derivative instruments in accordance with Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB No. 133" ("FAS 138"). These statements require us to recognize derivatives on our balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the intended use of the derivative. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. We have designated our interest rate swap agreements as cash flow hedges. Accordingly, the change in fair value of the agreements is recognized in other comprehensive income and the ineffective portion of the change is recognized in earnings immediately.

Fair value of financial instruments.    For purposes of financial reporting, we have determined that the fair value of financial instruments approximates book value at December 31, 2003 and 2004, based upon terms currently available to us in financial markets. The fair value of the interest rate swaps is the estimated amount that we would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counter party.

New accounting pronouncements

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43 Chapter 4" ("SFAS 151"). SFAS 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS 151 requires that items such as idle facility expense, excessive spoilage, double freight and rehandling be recognized as current-period charges rather than being included in inventory regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. We are currently completing our evaluation of the adoption of SFAS 151 and the impact, if any, that this statement will have on our results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"). SFAS 123R is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and amends FASB Statement No. 95 "Statement of Cash Flows." SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

SFAS 123R is effective for fiscal years beginning after June 15, 2005, or for us, January 1, 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, "Share-Based Payments" ("SAB 107"). SAB 107 expresses views of the SEC regarding the interaction between SFAS and certain SEC rules and regulations and provides the SEC's views regarding the valuation of share-based compensation for public companies. We are currently completing our evaluation of the adoption of SFAS 123R and the impact that this statement will have on our results of operations. We will apply the principles of SAB 107 in conjunction with our adoption of SFAS 123R.

In March 2005, the FASB issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Assets Retirements Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Furthermore, the uncertainty about the timing and or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 clarifies that an entity is required to recognize the liability for the fair value of a conditional asset obligation when incurred if the liability's fair value can be reasonably estimated. We are is studying FIN 47 and have not determined what effect, if any, FIN 47 will have on our results of operations, financial condition or cash flows. We will implement FIN 47 effective January 1, 2006.

In June 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (FAS 154). FAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. FAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. FAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of FAS 154 will have a material effect on our consolidated results of operations, cash flows or financial condition.

Quantitative and qualitative disclosures about market risk

We are exposed to a variety of risks, including changes in interest rates on our borrowings. In the normal course of our business, we manage our exposure to these risks as described below. We do not engage in trading market-risk sensitive instruments for speculative purposes.

Interest rates

The table below provides information about our debt obligations that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. The fair market value of long-term debt approximates book value at June 30, 2005.

	Expected maturity date
(in thousands)	2005	2006	2007	2008	2009	Thereafter	Total

Variable rate	$4,000	$12,000	$16,000	$20,000	$18,000	$88,278	$158,278
Average interest rate	5.6%	5.6%	5.6%	5.6%	5.6%

As required by our 2003 senior credit facilities, we have entered into standard International Swaps and Derivatives Association, or ISDA, interest rate swap agreements to manage the interest rate risk associated with our 2003 senior credit facilities. We have retained those agreements to manage the interest rate risk associated with our 2005 senior credit facilities. We have designated our interest rate swap agreements as cash flow hedges.

The table below outlines the details of each interest rate swap agreement:

Date of origin	Original notional amount	Fixed/ amortizing		Notional amount June 30, 2005	Expiration date	Fixed rate

Jun 24, 2003	$20,000	Fixed		$20,000	Jun 30, 2008	2.69%
Jun 24, 2003	$20,000	Amortizing		$14,286	Jun 30, 2008	2.34%
Feb 13, 2004	$21,600	Fixed		$21,600	Feb 17, 2007	2.58%
Mar 8, 2004	$4,000	Amortizing		$3,800	Dec 31, 2008	3.09%
May 2, 2005	$72,000	Amortizing		$70,000	Dec 31, 2009	4.15%
May 2, 2005	$17,000	Fixed	(1)	$—	Dec 31, 2011	4.69%
May 2, 2005	$15,000	Fixed		$15,000	Dec 31, 2011	4.45%
May 2, 2005	$12,000	Fixed	(2)	$—	Sept 30, 2009	4.66%
May 2, 2005	$10,000	Fixed	(3)	$—	Dec 31, 2011	4.77%

(1)
Effective Date is March 31, 2007

(2)
Effective Date is June 30, 2008

(3)
Effective Date is June 30, 2008

In accordance with the interest rate swap agreements and on a quarterly basis, interest expense is calculated based on the floating 90-day LIBOR and the fixed rate. If interest expense as calculated is greater based on the 90-day LIBOR, the financial institution pays the difference to us; if interest expense as calculated is greater based on the fixed rate, we pay the difference to the financial institution. Depending on fluctuations in the LIBOR, our interest rate exposure and its related impact on interest expense and net cash flow may increase or decrease. The counter party to the interest rate swap agreement exposes us to credit loss in the event of non-performance; however, nonperformance is not anticipated.

The fair value of the interest rate swap agreements is the estimated amount that we would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counter party. At June 30, 2005, the fair value of the interest rate swap agreements, net of related taxes, was an unrealized gain of $462. This amount has been included in other assets on the consolidated balance sheet.

As of June 30, 2005, there was $76,000 outstanding under the term loan facility and $82,278 outstanding under the revolving loan facility. The unused balance under the revolving loan facility was $37,722 at June 30, 2005. The average interest rate was approximately 5.6% at June 30, 2005.

Business

Overview

We were founded in 1927 and incorporated in Delaware in 1997. We conduct our business in the following four units:

•
Laundry facilities management. We are the second largest laundry facilities management business in the United States. We negotiate long-term leases with property owners or property management companies for the exclusive right to install and maintain laundry equipment in laundry facilities within their properties, in exchange for a negotiated portion of the revenue collected. As of June 30, 2005, our laundry facilities management business unit had revenue-generating laundry equipment operating in approximately 63,000 laundry rooms located in 40 states and the District of Columbia.

•
Laundry equipment sales. We are both the largest customer and distributor of Maytag commercial laundry equipment. We also sell and service commercial laundry equipment manufactured by American Dryer Corp., The Dexter Company and Whirlpool Corporation. We sell laundry equipment to public laundromats and, to a lesser extent, restaurants, hotels, health clubs and similar commercial customers that operate their own on-premise laundry facilities.

•
MicroFridge. We sell and rent a line of combination refrigerator/freezer/microwave oven units under the MicroFridge brand to multi-unit housing facilities such as hospitality and assisted living facilities, military housing, and colleges and universities.

•
Reprographics. We are a provider of debit-card and coin-operated reprographics equipment and services to the academic and public library markets in the Northeast, and to a lesser extent in the Mid-Atlantic and the Midwest.

We report our business in two segments, facilities management and product sales. Facilities management consists of our laundry facilities management and reprographics business units. Product sales consists of our laundry equipment sales and MicroFridge business units.

Laundry facilities management industry

We operate in the laundry facilities management industry in the United States. Although we know of no reliable independent estimates of the industry size, based upon our estimates we believe there are approximately three to four million units of debit-card and coin-operated installed laundry equipment in multi-unit housing in the United States. The laundry facilities management industry for multi-unit housing is highly fragmented. We estimate that the top three operators represent approximately one-third of the laundry facilities management market in the United States. There are also many smaller, regional or local operators located throughout the country, which represent approximately one-third of the market, with the remaining one-third not outsourced, but operated by the property owners or property management companies themselves.

The industry has historically been characterized by stable and predictable revenue and operating cash flow, which are generated by long-term leases, predictable capital needs and limited investments in working capital. The college and university market is a particularly stable and efficient market due to its concentrated and predictable population and significantly higher use of debit-card-operated as opposed to coin-operated systems. Operators typically incur capital costs upon the award and/or renewal of a lease with a property owner or property management company. Initial capital costs include investments in laundry equipment and debit-card-operated systems, incentive payments to property owners or property management companies to secure the lease arrangement, and expenses to refurbish laundry facilities. Ongoing working capital and investment in the facilities or the equipment is limited after the initial investment. The property owner or manager is responsible for the maintenance and cleaning as well as the security and maintenance of the laundry room, and payment of utility costs.

Our strengths

Stable and recurring cash flow.    Our business model is built on a stable demand for laundry services, combined with long-term leases, strong customer relationships, a broad customer base and predictable capital needs. Approximately 90% of our installed equipment base is located on premises subject to long-term leases, which have a weighted average remaining term of approximately five years. Leases that we have entered into or renewed since 2001 provide for an average initial term of seven years. Over the past five calendar years, we have been able to retain an average of approximately 97% of the installed equipment base each year, while adding an average of approximately 4% per year to our installed equipment base through organic growth (excluding the effect of acquisitions). We serve approximately 25,000 customers in 40 states and the District of Columbia, with no customer accounting for more than 1% of our facilities management revenue. Our capital costs consist of a large number of relatively small amounts which are associated with our entry into or renewal of leases. Accordingly, our capital needs are predictable and largely within our control. Our predictable, recurring revenue and capital needs provide stable operating cash flow allowing us to efficiently manage our growth.

Market leadership.    We own and manage laundry equipment in approximately 63,000 laundry facilities, making us the second largest laundry facilities management business in the United States. We are the largest provider in the United States of outsourced laundry facilities management services to the highly stable college and university market, serving approximately 550 campuses nationwide. Although we have a national scale, we focus on the density of our local presence within specific metropolitan or regional markets. This density allows us to create optimal service and sales coverage and increase operating leverage.

Differentiating technology.    We have been able to differentiate our products and services and generate strong customer loyalty by developing technologies that provide added revenue for our customers and added convenience for their residents. For example, we believe that we have a substantially larger number of debit-card-operated laundry systems than any of our competitors. Our experience has been that because debit-card-operated systems are cashless, they are more convenient, increase usage and allow for more frequent and reasonable vend-price increases, thus creating a strong incentive for property owners and property management companies to continue as our customers when our lease is up for renewal. Additionally, we recently introduced (1) LaundryView, an online system that both displays laundry equipment availability and provides for resident notification in a particular facility, (2) PrecisionWash, an automated "detergent on-demand" system and (3) LaundryLinx and

TechLinx, internet based systems for placing, dispatching and closing customer service requests. Each of these technologies makes using our facilities more convenient for the residents or more efficient for property managers.

Success in integrating acquisitions.    Over the last fifteen years, we have completed 13 acquisitions in the laundry facilities management industry that have enabled us to significantly expand our geographic scope and installed equipment base. We have focused on acquiring local and regional laundry facilities management businesses with operations similar to our own. We have been able to benefit from the economies of scale associated with merging local and regional businesses with our operations by streamlining administrative functions and expanding marketing initiatives. Since January 2004, we have completed two significant acquisitions from Web Service Company for $154.6 million in aggregate consideration. Following the 2004 Acquisition, we were able to successfully integrate all redundant operating and administrative functions and facilities, resulting in an increase in the gross margin of the acquired business of approximately 14% and the retention of virtually all customer leases. The integration of the 2005 Acquisition has gone as planned during the first two quarters of 2005. The task of unifying our data and financial systems is complete, and we are on schedule to complete the integration of all aspects of the acquired business by the end of October 2005.

Experienced management team.    Led by our Chairman and Chief Executive Officer, Stewart G. MacDonald, Jr., our executive management team of three individuals has an average of 14 years with Mac-Gray and own approximately 17% of our common stock on a fully-diluted basis as of June 30, 2005. We have a strong and experienced management team at both the corporate and operating levels. Our national scale and scope provide us with knowledgeable and experienced operational, financial and management personnel to devote to developing new technologies, making acquisitions and capturing additional market share.

Our strategy

Enhance profitability.    We are focused on enhancing profitability by increasing the number of machines that can be serviced by our existing infrastructure. We increase this number, or density, by adding new customers as well as adding properties from existing customers within our existing geographic footprint. Each new customer or added property in an area in which we operate provides us with the opportunity to leverage overhead and improve operating margins. In addition, as we selectively expand the geographic scope of our business through acquisitions, as we did in the 2005 Acquisition, we are determined to leverage the value of contracts acquired by directing sales efforts towards adding new customers and properties in these areas.

Coin-to-debit-card conversion.    As we install debit-card-operated equipment, or convert equipment from coin-operation to debit-card-operation, we create a substantial opportunity to increase revenue. Debit-card-operated systems promote usage and provide us with the ability to implement more frequent vend-price increases in smaller increments. The 2004 Acquisition and the 2005 Acquisition provide further opportunity for vend-price increases, as the acquired assets were largely coin-operated. Approximately 50% of our revenue in the laundry facilities management business unit in the fiscal year prior to the 2004 Acquisition was generated by debit-card-based systems, compared to approximately 32% for the six month period ended June 30, 2005. We believe that by applying our systematic review processes to the assets acquired in the 2004 Acquisition and the 2005 Acquisition, we will be able to increase revenue by selectively converting appropriate accounts to debit-card-operated systems.

Focus on continued innovation.    We focus on, and invest in, development efforts designed to identify new technologies and systems that enhance the laundering convenience of our customers and their residents. We believe that providing the most energy-efficient and convenient laundering services creates a differentiating factor for customers when choosing a provider of laundry facilities management services. The development of our various debit-card technologies has allowed the residents of our customers to purchase laundry services in a more convenient manner. Our recent introductions of LaundryView, PrecisionWash and LaundryLinx and TechLinx, are some of our latest technologies. We believe that the ability to respond to technological innovation in the laundry facilities management industry will be an increasingly important factor in our future success.

Pursue selective acquisitions.    Given the fragmented nature of the industry, there are numerous potential opportunities for growth through the acquisition of smaller, local or regional providers. Over the last fifteen years, we have completed 13 acquisitions in the laundry facilities management industry and intend to pursue further expansion through acquisitions. We are highly selective of the businesses we are willing to acquire. We expect the acquired business to (1) increase our local market density or provide greater geographic scope, (2) have a strong history of good customer service, quality equipment and attractive lease terms and (3) be reasonably priced. Our two most recent acquisitions, the 2004 Acquisition and the 2005 Acquisition, are examples of the types of businesses that we are willing to acquire.

Segment information

The following is a discussion of each of our reportable business segments: (1) facilities management and (2) product sales. Financial information with regard to the business segments is reported under Note 14 to our consolidated financial statements.

Facilities management segment

For the year ended December 31, 2004 and for the six months ended June 30, 2005, our facilities management segment accounted for approximately 76.9% and 84.6% of our total revenue and 68.8% and 80.9% of our gross margin, respectively.

Laundry facilities management business unit

A substantial portion of our facilities management segment's and our total revenue is derived through our laundry facilities management business unit, pursuant to which we manage laundry facilities under long-term leases with property owners or property management companies. For the year ended December 31, 2004 and the six months ended June 30, 2005, the laundry facilities management business unit accounted for approximately 74.8% and 83.4% of our total revenue, respectively. Under our long-term leases, we typically receive the exclusive right to install and maintain laundry equipment in common-area laundry rooms in exchange for a negotiated percentage of the revenue we collect. During the past five fiscal years, we have been able to retain approximately 97% of our installed equipment base per year. Excluding the 2005 Acquisition and the 2004 Acquisition, from 2000 to 2004 we have been able to add an average of 4% per year to our installed equipment base through organic growth.

We believe that our ability to retain our existing installed equipment base, while growing that base through organic growth, is indicative of our service of, and attention to, our customers. We have also been able to provide our customers with debit-card and other proprietary technologies, and continue to invest in research and development of such technologies. For a discussion of our proprietary technologies, see "—Proprietary technologies." The customer is usually responsible for maintaining and cleaning, as well as the security of the laundry room, and payment of the utilities. We lease space within a property, in some instances improve the leased space with flooring, ceilings and other improvements, or betterments, and then install and service laundry equipment and collect the payments. We generally have the ability to set and adjust the vend-prices for our equipment based upon local market conditions.

We have centralized our administrative, billing, marketing, purchasing and equipment refurbishing operations at our corporate headquarters. We also operate sales and/or service centers in Connecticut, Florida (three locations), Georgia, Illinois, Maine, Maryland, New York (two locations), North Carolina, Tennessee and New Jersey. In connection with the 2005 Acquisition, we added sales and/or service centers in Arizona (two locations), Colorado, Louisiana, New Mexico, Oregon, Texas (three locations), Utah and Washington. See "—Properties."

Revenue.    Approximately 90% of our installed equipment base is subject to long-term leases, which have a weighted average remaining term of approximately five years. Our typical lease has an average initial term of approximately seven years, with an option to renew if mutually agreed. Over the past five calendar years, we have been able to retain approximately 97%, on average, of our installed equipment base per year. Revenue is affected by changes in multi-unit housing vacancy rates. Vacancy rates increased from 2001 to 2003, and we believe our laundry facilities management revenue in each of these years was negatively affected by approximately $2 million to $3 milion per year compared to 2000. In 2004 and the first six months of 2005, we believe increases in revenue in several of our key markets was due, in part, to corresponding decreases in vacancy rates over the same periods. Independent data shows that the vacancy rate declined in many of the markets in which we conduct business in 2004 and the first six months of 2005 as compared to 2003 and the first six months of 2004, respectively, but remains higher than in 2001.

Customers.    As of June 30, 2005, we provided laundry facilities management services to approximately 63,000 laundry rooms located in 40 states and the District of Columbia. As of June 30, 2005, no customer represented more than 1% of our facilities management revenue. We serve customers in multi-unit housing facilities, including apartment buildings, condominiums, colleges and universities, and hotels and motels.

Seasonality.    We experience moderate seasonality as a result of our operations in the college and university market. Revenues derived from the college and university market represented approximately 20% and 15% of our total revenue for 2004 and the first six months of 2005, respectively. Academic laundry facilities management revenues are derived primarily during the school year in the first, second and fourth calendar quarters. Conversely, we increase our operating and capital expenditures during a significant portion of the third calendar quarter when our installation activities are busiest while most colleges and universities are not in session.

Competition.    The laundry facilities management industry is highly competitive. The primary competitive factors include customer service, reputation, facilities management rent rates, incentive payments, and range of products and services. As of June 30, 2005, we believe that we are the second largest debit-card or coin-operated laundry facilities management operator in the United States. We compete with local independent operators, regional operators, multi-region and national operators as well as property owners and managers who choose to operate their own laundry facilities.

Suppliers.    Our largest and most important supplier is Maytag. In 2004 we purchased substantially all of the equipment that we use in our laundry facilities management business unit from Maytag. In addition, we derive a portion of our revenue, as well as certain competitive advantages, as a distributor of Maytag commercial laundry equipment. See "—Product sales segment—Laundry equipment sales business unit." Our relationship with Maytag began in 1927. Although the purchase and distribution agreements between us and Maytag may be terminated by either party upon written notice, we have never had such an agreement terminated by Maytag. A termination of, or substantial revision of the terms of, the contractual arrangements or business relationships with Maytag could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Proprietary technologies.    We have developed and own the rights to several technologies that assist us, our customers and the users of our machines. These technologies include (1) LaundryView, an online system that displays both laundry equipment availability and provides for resident notification in a particular facility; (2) PrecisionWash, an automated "detergent on-demand" system; and (3) LaundryLinx and TechLinx, internet based systems for placing, dispatching and closing service requests. We use these technologies in our business and license them to a small number of third parties. License fees paid to us for the use of our proprietary technologies are insignificant.

Remanufacturing and certification of equipment.    We have established a remanufacturing plant at our Cambridge, Massachusetts premises where we rebuild laundry equipment and certify the machines for further use. Remanufacture and certification costs approximately one-third of the cost of buying new equipment while restoring the equipment to near new condition. Equipment that is not suitable for remanufacture is used for spare parts where practicable.

Collections.    We collect the revenue from laundry equipment and account for this to our customers. We have adopted a number of procedures with respect to cash collection, loss prevention and vandalism, including frequent monitoring and alteration of schedules and personnel. We screen prospective employees and strictly enforce our collection testing and random sampling policies. In addition, our loss prevention department analyses trends and variances of daily collections by location. For the year ended December 31, 2004 and the six months ended June 30, 2005, we believe that losses due to theft and vandalism were immaterial.

Reprographics business unit

Our reprographics business unit, which we refer to as Copico, is a provider of debit-card and coin-operated reprographics equipment and services to the academic and public library markets in the Northeast, and, to a lesser extent, in the Mid-Atlantic and the Midwest. For the year ended December 31, 2004 and the six months ended June 30, 2005, our reprographics business unit accounted for approximately 2.0% and 1.3% of our total revenue, respectively.

Reprographics' revenue declined from 1999 to 2004 by approximately 46% as college libraries, followed by public libraries, have made reference material available electronically to patrons. As a result, since 2002, we have elected either not to renew or to terminate contracts with customers which were either not sufficiently profitable or were forecasted to be unprofitable. We expect this trend to continue.

Product sales segment

For the year ended December 31, 2004 and for the six months ended June 30, 2005, our product sales segment accounted for approximately 23.1% and 15.4% of our total revenue, respectively and approximately 31.2% and 19.1% of our gross margin, respectively.

MicroFridge business unit

Our MicroFridge business unit supplies combination refrigerator/freezer/microwave oven units under the brand name MicroFridge to multi-unit housing facilities such as hospitality and assisted living facilities, military housing, and colleges and universities.

Revenues.    MicroFridge business unit revenues are derived from both the sale and rental of MicroFridge units and related products. For the year ended December 31, 2004 and the six months ended June 30, 2005, our MicroFridge business unit accounted for approximately 14.9% and 9.6% of our total revenue, respectively.

We also distribute Maytag, Amana and Magic Chef brands of home laundry and kitchen appliances using the brand name "Maytag Direct." For the year ended December 31, 2004 and the six months ended June 30, 2005, total sales of these appliances were insignificant.

Customers.    In 2004, our largest market was the hospitality and assisted living market in the United States. Our second largest market was government living, consisting principally of military bases. MicroFridge units are also sold and leased to colleges and universities across the United States. The academic living market is comprised of more than 2,000 colleges and universities that have on-campus residence halls. We sell directly as well as through an independent dealer network.

Competition.    The MicroFridge business unit competes with the major retail stores and local and regional distributors who sell "similar look" products and various brand-name compact refrigerators and microwave ovens in the markets served by MicroFridge. There also exists local and regional competition in the rental business for such products.

Suppliers.    The MicroFridge unit is manufactured by Sanyo E&E Corporation and Nisshin Industry Co. Ltd. The principal patent underlying the MicroFridge product is held jointly by us and Sanyo. The patented circuitry of the MicroFridge unit is marketed under the trade name Safe Plug. Sanyo is precluded from entering the MicroFridge market, provided that certain minimum annual quantities of products are purchased from Sanyo. These quantity requirements were met in 2004. The arrangements with Nisshin are renewable year to year unless terminated with proper notice.

Laundry equipment sales business unit

Through our laundry equipment sales business unit, we are a significant distributor for laundry equipment manufacturers. We are an exclusive distributor of commercial laundry equipment for Maytag in several regions of the eastern and southern United States. We sell laundry equipment to the multi-unit housing market to equip apartments and shared laundry facilities. In addition, we sell commercial laundry equipment directly to commercial purchasers, including public laundromats, hospitals, restaurants, and hotels, for use in those facilities. We do not manufacture any of the commercial laundry equipment that we sell. For the year ended December 31, 2004 and the six months ended June 30, 2005, our laundry equipment sales business unit accounted for approximately 8.2% and 5.8% of our total revenue, respectively. We also have established a rental program for commercial laundry customers who choose neither to purchase equipment nor become a laundry facilities management customer. This rental program generated revenues of $2.6 million for the year ended December 31, 2004 and $1.7 million for the six months ended June 30, 2005. We also service the equipment that we sell and rent. All installation and repair services are provided on an occurrence basis, not on a contractual basis. Related revenue is recognized at the time the installation service, or other service, is provided to the customer.

Employees

As of June 30, 2005, we had 715 employees, none of whom was covered under collective bargaining agreements. We consider our relationship with our employees to be satisfactory. The acquisition of the laundry facilities management assets of Web Central Region in January 2005 added approximately 180 employees.

Properties

We recently completed the sale of our corporate headquarters in Cambridge, Massachusetts. Concurrent with the closing of the sale, we leased back the property while we relocate our corporate, warehouse and branch operations to new facilities. We own a sales and service facility in Tampa, Florida which is approximately 12,000 square feet. We lease the following facilities, including our current corporate headquarters in Cambridge, MA, our future corporate headquarters in Waltham, MA and regional facilities that are largely operated as sales and service facilities, although limited administrative functions are also performed at many of them:

Location	Approximate Square Footage	Annual Rental Rate	Expiration Date

Albuquerque, NM	6,600	$43,800.00	April 2007
Atlanta, GA	12,000	$72,000.00	January 2006
Austin, TX	7,000	$42,540.00	January 2006
Buffalo, NY	9,500	$48,000.00	September 2005
Cambridge, MA (1st floor)	25,000	$315,000.00	March 2006
Cambridge, MA (2nd floor) (current corporate headquarters)	35,000	$225,000.00	month to month
Charlotte, NC	9,900	$57,000.00	March 2008
Dallas, TX	10,000	$43,200.00	April 2007
Deerfield Beach, FL	8,300	$68,475.00	May 2007
Denver, CO	5,000	$27,500.00	July 2010
East Brunswick, NJ	9,600	$53,000.00	July 2010
East Hartford, CT	14,900	$63,000.00	May 2006
Eugene, OR	2,500	$15,600.00	June 2008
Gurnee, IL	12,000	$114,000.00	June 2006
Hendersonville, TN	11,000	$31,000.00	March 2007
Houston, TX	10,000	$45,000.00	month to month
Jessup, MD	10,300	$61,816.00	March 2007
Lake City, FL	1,125	$7,200.00	April 2007
New Orleans, LA	6,500	$43,800.00	April 2009
Orlando. FL	2,100	$19,000.00	December 2005
Phoenix, AZ	25,920	$102,000.00	April 2007
Portland, OR	10,000	$34,000.00	month to month
Salt Lake City, UT	4,750	$30,000.00	June 2008
Seattle, WA	9,218	$45,000.00	May 2006
Syracuse, NY	7,800	$45,000.00	October 2005
Tucson, AZ	4,676	$36,000.00	April 2007
Westbrook, ME	6,035	$37,000.00	July 2006
Walpole, MA	19,000	$113,000.00	May 2006
Waltham, MA (future corporate headquarters)(1)	32,000	$941,935.00	November 2015

Total	327,724	$2,779,866.00

(1)
This lease is scheduled to commence on October 1, 2005, subject to certain conditions.

In addition, in connection with the 2005 Acquisition we lease space, formerly used by Web Service Company, in 14 locations in 10 states. It is our intention to lease these facilities, or similar facilities, on a long-term basis and we have entered into discussions about such arrangements.

All properties are primarily utilized for the laundry facilities management business unit except for the Walpole, Massachusetts facility, which is utilized by the MicroFridge and reprographics business units. The MicroFridge business unit also leases space at public warehouses, where rent is based both on handling and the number of MicroFridge units stored.

We believe that our properties are generally well maintained and in good condition. We believe that our properties are adequate for our current needs and that suitable additional or replacement space will be available as required. In addition, we do not believe that our failure to renew any of our lease agreements would have a material adverse effect on our business, results of operations, cash flow or financial condition.

Legal proceedings

From time to time we are a party to litigation arising in the ordinary course of business. We cannot provide assurance that our insurance coverage will be adequate to cover any liabilities resulting from such litigation. We believe that any liability that we may incur upon the resolution of currently pending litigation will not, individually or in the aggregate, have a material adverse effect on our business, results of operations, cash flow or financial condition.

Environmental matters

Our business and operations are subject to federal, state and local environmental laws and regulations, including those governing the discharge of pollutants, the handling, generation, disposal and storage of hazardous materials and wastes, and the cleanup of contaminated sites. In connection with current or historical operations by us or at our sites, we could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, and third-party claims for property damage or personal injury, as a result of violations of, or liabilities under, environmental laws and regulations. We believe that our operations are in material compliance with applicable environmental laws and regulations.

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  Exhibit 99.1
Cautionary notice regarding forward-looking statements
Summary historical and unaudited pro forma financial data of Mac-Gray
Summary historical financial data of Web Central Region
Risk factors
Selected historical consolidated financial data of Mac-Gray
Selected historical consolidated financial data of Web Central Region
Unaudited pro forma combined financial data
Management's discussion and analysis of financial condition and results of operations
  Quantitative and qualitative disclosures about market risk
Business